Exhibit 2.1

EXECUTION VERSION

STOCK AND ASSET PURCHASE AGREEMENT

dated as of June 30, 2012

between

GENERAL ELECTRIC CAPITAL CORPORATION

and

EVERBANK

i

(continued)

HIGHLY CONFIDENTIAL

(continued)

HIGHLY CONFIDENTIAL

(continued)

EXHIBITS

Exhibit A	Definitions
Exhibit B	Tax Matters Agreement
Exhibit C	Form of Statement of Purchase Price
Exhibit D	Form of Initial Closing Statement
Exhibit E	Form of Transitional Trademark License Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Employee Matters

SCHEDULES

Schedule 1	Loan Schedule
Schedule 2	Origination and Servicing Platform Assets
Schedule 3	Transaction Accounting Principles

HIGHLY CONFIDENTIAL

This STOCK AND ASSET PURCHASE AGREEMENT, dated June 30, 2012, is made between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Seller”), and EVERBANK, a federal savings association (“Acquiror”).

PRELIMINARY STATEMENTS

A. Seller and certain of its Affiliates (including Business Property Lending, Inc., a Delaware corporation (the “Company”)) are engaged in (i) the business of originating, owning and administering single tenant and owner occupied commercial real estate loans to small and middle market businesses in the United States and (ii) acting as servicer and master servicer in respect of such loans and securitizations involving such loans, including with respect to the Business Loan Trusts (as hereinafter defined) pursuant to the BLT Servicing Rights (as hereinafter defined) (collectively, and including any and all goodwill related thereto, the “Business”).

B. Seller and certain of its Affiliates (including the Company) conduct the principal operations of the Business through the ownership and use of the Assets (each as hereinafter defined) (such principal operations, and such use and ownership of the Assets, together with the Assets, the “Acquired Business”).

C. In anticipation of the transactions contemplated hereby, Seller is in the process of reorganizing its ownership of the assets and operations of the Business by conducting, or planning to conduct, the Restructuring Transactions (as hereinafter defined) for the purposes of (i) facilitating the transactions contemplated hereby, (ii) transferring the Acquired Business to the Company, (iii) transferring only those assets, rights, obligations and liabilities that relate to the Acquired Business including, subject to Section 5.13, the BLT Servicing Rights to the Company, but in the case of obligations and liabilities, only as they relate to obligations and liabilities arising from and after the Closing Date (as hereinafter defined) with the exception of certain liabilities that will be reflected on the Final Closing Statement specifically related to the Origination and Servicing Platform or the BLT Servicing Rights, which will be expressly assumed by the Company and (iv) transferring out of the Company all other assets, rights, obligations and liabilities not related to the Acquired Business, in each case as provided for herein.

D. Seller wishes to sell to Acquiror (or its designated wholly owned Subsidiaries approved in writing by Seller (each, a “Designated Purchaser”)), and Acquiror wishes to purchase from Seller, all of the outstanding capital stock of the Company, (such capital stock the “Transferred Equity Interests”) upon the terms and subject to the conditions set forth in this Agreement (as hereinafter defined).

E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are entering into an agreement with respect to certain Tax matters (the “Tax Matters Agreement”).

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, including the completion of the Restructuring Transactions, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Acquiror (or one or more Designated Purchasers), and Acquiror shall (or shall cause one or more Designated Purchasers to) purchase, acquire and accept from Seller, all right, title and interest in and to the Transferred Equity Interests free and clear of any Liens (except to the extent arising under applicable state or federal securities Laws).

Section 2.02. Purchase and Sale and Restructuring Transactions Matters.

(a) Excluded Assets. Acquiror expressly understands and agrees that the only assets, rights or properties of Seller or any of its Affiliates that it is directly or indirectly, through the Company, acquiring are the Transferred Equity Interests and, indirectly through the Company, all right, title and interest in and to the Assets, and that all other assets, rights and properties, including the following assets, rights and properties, shall be retained by Seller and its Affiliates at and after the Closing:

(i) the BLT Residuals and the BLT LLC Interests;

(ii) the Derivatives and Hedging Agreements and the BLT Reimbursement Agreements;

(iii) the Edison & UFLIC Assets;

(iv) the Newly Originated Loans;

(v) the Retained Assets;

(vi) all Intellectual Property other than Company Intellectual Property;

(vii) the Utah Bank Assets; and

(viii) all Pipeline Commitments;

clauses (i)-(viii) above are hereinafter referred to as the “Excluded Assets”.

(b) Assumed Liabilities. As part of the Restructuring Transactions provided for in Section 5.12 and, on the terms and subject to the conditions set forth in this Agreement, Seller shall cause the Company, effective at the time of the Closing, to assume and thereafter the Company shall timely pay, discharge and perform in accordance with their terms, the following, and only the following, Liabilities (the “Assumed Liabilities”):

(i) subject to Section 5.13, the performance and observance of all duties and obligations of Seller under and pursuant to the Pooling and Servicing Agreements, solely to the extent arising thereunder from and after the Closing; and

(ii) all Liabilities expressly transferred pursuant to Exhibit G (Employee Matters) hereof; and

(iii) all Liabilities identified in the Final Closing Statement as a liability on a balance sheet pursuant to the Transaction Accounting Principles, which Liabilities shall include only the following: (A) Liabilities relating to the cash held by the Acquired Business that is owed to the Business Loan Trusts under the Pooling and Servicing Agreements, (B) Liabilities relating to unapplied cash in respect of the Loans and under the Pooling and Servicing Agreements, and (C) Liabilities for accounts payable and other accrued Liabilities relating to the Origination and Servicing Platform.

(c) No Other Liabilities Assumed. Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that Acquiror shall not, directly or indirectly, including through the Company, the Restructuring Transactions or otherwise assume or have any responsibility for, and Seller and its Affiliates (other than the Company) shall retain or assume, as provided for herein, discharge and be solely responsible for (i) all Liabilities of Seller and its Affiliates (including the Company) not related to the Acquired Business or the Assets, (ii) all Liabilities of Seller and its Affiliates (including the Company) related in any manner to, or arising out of, the Excluded Assets and (iii) all Liabilities of Seller and its Affiliates (including the Company) relating in any manner to, or arising out of, the Business, the Acquired Business, the Assets or the Company to the extent arising or relating to any period or event occurring prior to the Closing (unless reflected as a balance sheet liability on the Final Closing Statement and then only to the extent of such balance sheet liability), including any Liabilities arising or relating to any period or event occurring prior to the Closing arising out of or relating to the securitizations related to the Pooling and Servicing Agreements and any related agreements and transactions and Liabilities related to the offering and sale of any securities, in each case other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Liability allocation provided for in this Section 2.02(c) is hereinafter referred to as the “Liability Allocation Standard”.

Section 2.03. Closing. The sale and purchase of the Transferred Equity Interests shall take place at a closing (the “Closing”) to be held at 9:00 a.m., New York City time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on the later of October 1, 2012 and the last Business Day of the calendar month during which all the conditions set forth in Article VI (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived by the parties entitled to the benefits thereto, or at such other time, place or date as Seller and Acquiror may mutually agree in writing (the date on which the Closing takes place being the “Closing Date”).

Section 2.04. Purchase Price. The aggregate “Purchase Price” for the Transferred Equity Interests shall be an amount equal to: (i) the Book Value of the Origination and Servicing Platform, plus (ii) the Book Value of the BLT Servicing Rights, plus (iii) the Outstanding Balance Amount, plus (iv) $70,500,000.00, less (v) $20,000,000.00, but only if, in accordance with Section 5.13, Seller does not transfer the BLT Servicing Rights to the Company at or prior to the Closing, less (vi) the BLT Excess Proceeds, but only if Seller completes a sale or transfer of the BLT Servicing Rights pursuant to Section 5.13(b) prior to the Closing. The Purchase Price shall be paid to an account designated by Seller in the Closing Notice.

Section 2.05. Closing Adjustment. Prior to the Closing, Seller shall calculate each of the component elements of Purchase Price as of the last day of the most recently ended calendar month preceding the anticipated Closing Date, which calculation shall be prepared in accordance with the Transaction Accounting Principles. Such amounts shall be deemed to be an estimate by Seller of the Purchase Price as of the Closing Date (“Estimated Purchase Price”). Seller shall, prior to delivery thereof, advise Acquiror of the components of Purchase Price not less than ten Business Days prior to the Closing (and shall deliver such supporting documentation to Acquiror as may be reasonably requested by Acquiror and shall consider, in good faith, any comments Acquiror may have on such components or supporting documentation when preparing the Statement of Estimated Purchase Price). Seller shall deliver to Acquiror not less than five Business Days prior to the anticipated Closing Date, a written notice (the “Closing Notice”) that includes the following:

(a) a “Statement of Estimated Purchase Price”, prepared in accordance with the Transaction Accounting Principles and in the format set forth on Exhibit C, setting forth the amount of the Estimated Purchase Price; and

(b) the account or accounts to which Acquiror shall pay the Estimated Purchase Price pursuant to Section 2.07.

Section 2.06. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Acquiror:

(i) to the extent the Transferred Equity Interests are certificated, certificates evidencing the Transferred Equity Interests, duly endorsed in blank or accompanied by powers duly executed in blank or other duly executed instruments of transfer as required in order to validly transfer title in and to the Transferred Equity Interests, with any required stock transfer Tax stamps properly affixed thereto, and to the extent such Transferred Equity Interests are not certificated, other customary evidence of ownership;

(ii) duly executed counterparts to the Ancillary Agreements contemplated to be delivered pursuant to Section 6.02(d);

(iii) such assignment, assumption and other good and sufficient instruments of conveyance, assignment and assumption, and such other documents as the parties and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities by the Company or to vest in the Company (or one or more Designated Purchasers) all Seller’s right, title and interest in, to and under the BLT Servicing Rights, subject (in the case of the BLT Servicing Rights) to the provisions of Section 5.13;

(iv) the resignations, as of the Closing, of each director of the Company, together with releases in a form mutually acceptable to Seller and Acquiror; and

(v) all documentation and agreements of transfer, assignment or assumption in respect of the Restructuring Transactions.

Section 2.07. Closing Deliveries by Acquiror. At the Closing, Acquiror shall deliver to Seller:

(i) the Estimated Purchase Price, as specified in the Closing Notice, by wire transfer in immediately available funds, to an account or accounts as directed by Seller in the Closing Notice;

(ii) duly executed counterparts to the Ancillary Agreements contemplated to be delivered pursuant to Section 6.01(d); and

(iii) such assignment, assumption and other good and sufficient instruments of conveyance, assignment and assumption, and such other documents as the parties and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities by the Company or to vest in the Company (or one or more Designated Purchasers) all Seller’s right, title and interest in, to and under the BLT Servicing Rights, subject (in the case of the BLT Servicing Rights) to the provisions of Section 5.13.

Section 2.08. Post-Closing Statements.

(a) Within 90 days after the Closing Date, Acquiror shall prepare and deliver to Seller a statement (the “Initial Closing Statement”) of the Purchase Price as of the Closing Date (“Closing Purchase Price”). The Initial Closing Statement shall be prepared in accordance with the Transaction Accounting Principles, shall be in the format set forth on Exhibit D, and shall include supporting schedules, working papers and all other relevant details to enable a review by Seller thereof. In connection with Acquiror’s preparation of the Initial Closing Statement, to the extent Acquiror does not have all relevant information in its possession, Seller shall make available all relevant information and the individuals in its employ and responsible for and knowledgeable about the information to be used in the preparation of the Initial Closing Statement in order to respond to the reasonable inquiries of or requests for information by Acquiror. An example of an Initial Closing Statement as of May 31, 2012 is set forth in Section 2.08 of the Seller Disclosure Letter.

(b) During the 60-day period immediately following Seller’s receipt of the Initial Closing Statement and the other information referred to in Section 2.08(a) (the “Review Period”), Seller and its Representatives will be permitted to review Acquiror’s work papers, all books and records of Acquiror and its Affiliates (including, after the Closing, the Company) relevant to the review of the Initial Closing Statement, and Acquiror shall make available the individuals in its employ as well as representatives of its independent accountants responsible for and knowledgeable about the information used in, and the preparation of the Initial Closing Statement, to respond to the reasonable inquiries of Seller.

(c) Acquiror agrees that, following the Closing through the date that the Final Closing Statement becomes final and binding, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Initial Closing Statement is based or on which the Final Closing Statement is to be based that would impede or delay the determination of the amount of Purchase Price or the preparation of the Notice of Disagreement or the Final Closing Statement in the manner and utilizing the methods required by this Agreement.

Section 2.09. Reconciliation of Post-Closing Statements.

(a) Seller shall notify Acquiror in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if Seller disagrees with the Initial Closing Statement or the Purchase Price set forth therein. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and Seller’s determination of the Purchase Price.

(b) During the 60-day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Seller and Acquiror shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c) If at the end of the Consultation Period Seller and Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Seller and Acquiror shall each have the right to submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Closing Statement marked to indicate those line items that are not in dispute) to Ernst and Young (the “Independent Accounting Firm”). Within 60 Business Days after submission of any such matters to the Independent Accounting Firm, the Independent Accounting Firm, acting as an expert and not as an arbitrator, shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Initial Closing Statement as to which Seller and Acquiror disagree as set out in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Acquiror, shall not be in excess of the amount that results in higher Purchase Price, nor less than the amount that results in lower Purchase Price, as advocated by Seller in the Notice of Disagreement or Acquiror in the Initial Closing Statement with respect to such disputed line item, respectively. During such determination period, the Independent Accounting Firm also shall (x) prepare a statement of Closing Purchase Price based upon all of the line items not disputed by the parties and the line items determined by the Independent Accounting Firm and

(y) determine the Purchase Price reflected on such statement. The statement of Purchase Price that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.08(a), 2.09(a) or 2.09(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.09(c), is referred to as the “Final Closing Statement”.

(d) The cost of the Independent Accounting Firm’s review and determination shall be shared equally by Seller, on the one hand, and Acquiror, on the other hand. During the review by the Independent Accounting Firm, Acquiror and Seller and their accountants shall each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.09(c); provided, however, that the accountants of Seller or Acquiror shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

Section 2.10. Post-Closing Adjustment. For purposes of this Agreement, “Post-Closing Adjustment” means the Purchase Price set forth in the Final Closing Statement less the amount of Purchase Price set forth in the Statement of Estimated Purchase Price (expressed either as a positive or negative number, as applicable). If the Post-Closing Adjustment is a positive amount, then Acquiror shall pay in cash to Seller the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Seller shall pay in cash to Acquiror the amount of the Post-Closing Adjustment. Any such payment shall be made within three Business Days after the Final Closing Statement becomes such, together with interest thereon at the Interest Rate calculated and payable in cash in accordance with Section 2.11 from the Closing Date until the date of payment.

Section 2.11. Payments and Computations. Except for the payment referred to in Section 2.07(i) (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 11:00 a.m., New York City time, on the day when due. All payments (including the payment referred to in Section 2.07(i)) shall be paid by wire transfer in immediately available funds to the account or accounts designated in advance by the party receiving such payment and shall be free and clear of any withholding for Taxes. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Acquiror, as of the date hereof and as of the Closing Date, that, except as set forth in a correspondingly labeled Section of the Seller Disclosure Letter but subject to Section 9.10 (and assuming, for purposes of such representations and warranties in Sections 3.02 (only the second sentence), 3.03(c), 3.04, 3.06(d), 3.10(b), 3.11(a), 3.12(b), 3.14(b), 3.16, 3.17(b), 3.17(f) and 3.18 that the Restructuring Transactions had been effected immediately prior to the execution and delivery of this Agreement, or in the case of representations and warranties that relate to an earlier date or period, prior to such date or period):

Section 3.01. Incorporation, Qualification and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. Seller has the corporate power and authority to operate its business as now conducted and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Acquired Business, except for jurisdictions where the failure to be so qualified or in good standing has not had a Material Adverse Effect. The execution and delivery by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated by, and the performance by Seller of its obligations under, the Transaction Agreements have been duly authorized by all requisite action (corporate or otherwise) on the part of Seller. This Agreement and the Tax Matters Agreement have been, and upon execution and delivery thereof, the other Transaction Agreements to which it is a party will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Acquiror and, in the case of the other Transaction Agreements, any Designated Purchaser(s)) this Agreement and the Tax Matters Agreement constitute, and upon execution and delivery, the other Transaction Agreements will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 3.02. Incorporation, Qualification and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to operate its business as conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing is not material to the Acquired Business (taken as a whole); provided that immediately prior to the Closing the Company shall be duly qualified as a foreign corporation to do business and be in good standing in each jurisdiction in which it is required to be so in order to fully enforce its rights under the Loan Documents for all Loans. True, complete and current copies of the certificate of incorporation and bylaws of the Company, each as amended through the date hereof, and such certificate of incorporation and bylaws are in full force and effect as of the date hereof. As of the date hereof, Seller has made available to Acquiror complete and accurate copies of all existing minutes of all meetings of the stockholders, Board of Directors and each committee of the Board of Directors of the Company since January 1, 2010.

Section 3.03. Capital Structure of the Company.

(a) Section 3.03 of the Seller Disclosure Letter sets forth the authorized capital stock of the Company and the number of shares of each class of capital stock of the Company that are issued and outstanding and the owner of such shares (such authorized shares of capital stock, collectively, the “Company Shares”). All of the Transferred Equity Interests have been duly authorized and validly issued, and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Seller owns, directly or indirectly, all the Transferred Equity Interests, free and clear of all Liens (except to the extent arising under applicable state or federal securities Laws or in connection with this Agreement).

(b) There are no outstanding securities (including any bonds, debentures, notes or other similar obligations), options, stock appreciation rights, phantom interests, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, stock appreciation, profit participation, repurchase rights, plans, “tag-along” or “drag-along” or other similar rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating Seller or any of its Affiliates (including the Company) to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Company Shares or any other ownership interests in the Company or any instruments or obligations convertible or exchangeable into or exercisable for any such Company Shares or other ownership interests, (ii) giving any Person a right to subscribe for or acquire any such Company Shares or other ownership interests, (iii) obligating Seller or any of its Affiliates (including the Company) to issue, grant, adopt or enter into any such Equity Right, or (iv) the holders of which have the right to vote with the stockholders of the Company on any matter (other than Company Shares).

(c) There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Transferred Equity Interests. The Company does not own, directly or indirectly, beneficially or of record, any capital stock of or other equity or voting securities or interests in any other Person. Except as set forth on Section 3.03(c) of the Seller Disclosure Letter, Company is not a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person. There are no outstanding obligations of the Company to make any investment in (whether in the form of a loan, capital contribution or otherwise), and the Company does not have outstanding any such investment, to any other Person (other than in respect of Loans). There are no, and the Company is not bound by or subject to any agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any of the Transferred Equity Interests that will have effect from and after the Closing.

Section 3.04. No Conflict. Except as otherwise specified in Section 3.04 of the Seller Disclosure Letter, and provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken the execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated by the Transaction Agreements do not and will not (i) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Seller or the Company, (ii) conflict with or violate any Law or Governmental Order applicable to Seller or the Company in any material respect or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the Assets pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other material instrument to which Seller (with respect to the Assets or the Business) or the Company (with respect to the transfer of the Company Shares) is a party or by which any Asset is bound or affected, except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults, rights or Liens that are not material to the Acquired Business (taken as a whole), or would not prevent or materially impair the ability of Seller to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements on or prior to the End Date.

Section 3.05. Consents and Approvals. The execution and delivery by Seller of the Transaction Agreements to which it is a party do not, and the performance by Seller of, and the consummation by Seller of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) any consent, approval, authorization, action, filing or notification that is not material to the Acquired Business (taken as a whole), (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent or materially impair the ability of Seller to perform its obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements on or prior to the End Date, or (c) as set forth in Section 3.05 of the Seller Disclosure Letter (collectively, the “Seller Governmental Consents”).

Section 3.06. Financial Information; Absence of Undisclosed Liabilities.

(a) Section 3.06(a) of the Seller Disclosure Letter sets forth a true, complete and current copy of an unaudited balance sheet of the Acquired Business at March 31, 2012 (the “Balance Sheet”). The Balance Sheet was prepared from, and is in accordance with, the Books and Records, which Books and Records have been maintained on a basis consistent with past practice. The Balance Sheet presents fairly, in all material respects, the financial position of the Acquired Business as of its date, in accordance with the Transaction Accounting Principles consistently applied throughout the period involved.

(b) The Financial Statements, when furnished pursuant to this Agreement (i) will have been prepared from, and are in accordance with, the Books and Records, (ii) will have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and (iii) will present fairly in all material respects in accordance with U.S. GAAP the financial position and results of operation of the Acquired Business as of the dates thereof or the periods then ended, subject in the case of the unaudited financial statements to normal year-end adjustments that will not be material in amount or effect and the absence of footnotes and similar presentation items therein. KPMG will audit the Financial Statements.

(c) Seller maintains in all material respects internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting of Seller and the preparation of financial statements of Seller for Seller’s U. S. Securities and Exchange Commission (the “SEC”) reporting purposes in accordance with U.S. GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements of Seller in accordance with U.S. GAAP, and that receipts and expenditures of Seller are being made only in accordance with authorizations of management and directors of Seller and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements of Seller.

(d) Section 3.06(d) of the Seller Disclosure Letter sets forth all Debt of the Company to third parties that will remain in effect and will not be repaid in full, discharged, satisfied or otherwise terminated prior to Closing, and for each item of such Debt set forth thereon, identifies the principal amount as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt.

Section 3.07. Absence of Certain Changes or Events. Since the date of the Balance Sheet (a) to the date of this Agreement, (i) the Acquired Business has been conducted in the ordinary course, consistent with past practice (excluding the Restructuring Transactions) and (ii) there has not been any action taken by Seller or any of its Affiliates that, if taken during the period from the date of this Agreement through the Closing without Acquiror’s consent, would constitute a breach of Section 5.01 and (b) no event or events have occurred that have had a Material Adverse Effect.

Section 3.08. Absence of Litigation. Excluding any Actions threatened or pending under, related to, or in connection with, any Environmental Laws or Environmental Permits (which are covered in Section 3.13) except as set forth in Section 3.08 of the Seller Disclosure Letter and other than counterclaims asserted by obligors in connection with ordinary course collection proceedings in respect of Excluded Assets, there are no Actions pending or, to the Knowledge of Seller, threatened against (i) the Assets, the Acquired Business or Seller, its Affiliates or the Business relating to or affecting the Assets or the Acquired Business, (ii) the Company by any Governmental Authority, or (iii) the Company that, in the case of this clause (iii), are, or are reasonably likely to be, material to the Acquired Business (taken as a whole) (and excluding any actions referred to in clause (ii)). As of the date hereof, Section 3.08 of the Seller Disclosure Letter sets forth a true, correct and complete list of all Actions commenced by Seller or any Affiliates of Seller in connection with the Acquired Business. As of the date hereof, there is no Action pending or, to the Knowledge of Seller, threatened that challenges the validity or propriety of the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 3.09. Compliance with Laws. Excluding Environmental Laws, Governmental Orders arising under Environmental Laws and Environmental Permits (which are covered in Section 3.13):

(a) Each of Seller (in respect of the conduct of the Acquired Business and the Company), the Acquired Business and the Company is, and at all times since January 1, 2010 has been, in compliance in all material respects with applicable Law (including the Foreign Corrupt Practices Act of 1977, the USA Patriot Act of 2001 and all other applicable Laws relating to anti-money laundering, sanctions screening, offering or providing bribes, kickbacks and other similar payments to any Governmental Authorities or officials thereof, the origination of the Loans and the use or occupancy by the Acquired Business or the Company of the Leased Real Property).

(b) Since January 1, 2010, no Governmental Authority has, to the Knowledge of Seller, initiated, or provided written or, to the Knowledge of Seller, oral notice to Seller or any of its Affiliates of: (i) any examination, proceeding or investigation into the business or operations of Seller (in respect of the conduct of the Acquired Business or the Company), the Acquired Business or the Company, or any of their members, officers, directors, employees, agents or controlling persons in their capacity as such, (ii) any unresolved deficiency or violation relating to any examination of (x) the Company or (y) Seller or its Affiliates related to the Acquired Business, (iii) restricting or disqualifying the activities of Seller (in respect of the conduct of the Acquired Business and the Company), the Acquired Business or the Company in any material respect. There is no deficiency or violation claimed or asserted in writing by any Governmental Authority with respect to any examination of Seller (in respect of the conduct of the Acquired Business and the Company), the Acquired Business or the Company that has not been resolved.

(c) Each of Seller (in respect of the conduct of the Acquired Business), the Acquired Business and the Company has adopted and implemented a written anti-money laundering program and a written customer identification program in compliance with applicable Law and has complied in all material respects with the terms of such programs. To the Knowledge of Seller, since January 1, 2010, there have been no violations of such programs in respect of the Acquired Business.

(d) None of Seller (in respect of the conduct of the Acquired Business), the Acquired Business or the Company is in violation, in any material respect, of any Governmental Orders applicable to Seller (in respect of the conduct of the Acquired Business), the Acquired Business or the Company or by which any Asset is bound or affected, and Section 3.09(d) of the Seller Disclosure Letter sets forth a correct and complete list of any such Governmental Orders.

(e) Since October 25, 2001 (or, to the Knowledge of Seller, since any time prior thereto), the Company has not been charged with or convicted of any crime in respect of any Law or has entered into a deferred prosecution agreement, non-prosecution agreement or any similar agreement with respect to any asserted or actual violations of Law.

Section 3.10. Governmental Licenses and Permits.

(a) Seller and its applicable Affiliates hold, and since January 1, 2010 have held, all material Permits (excluding Environmental Permits (which are covered in Section 3.13) necessary for the lawful ownership, operation and use of the Acquired Business’s properties and assets (including the Assets) and the conduct of the Acquired Business (the “Company Permits”), and since January 1, 2010, Seller and its Affiliates have not received any written or, to the Knowledge of Seller, oral notice threatening to revoke or condition the continuation of any Company Permit. Section 3.10(a) of the Seller Disclosure Letter sets forth a correct and complete list of all Company Permits. All Company Permits are in full force and effect in all material respects. Excluding Environmental Permits (which are covered in Section 3.13), since January 1, 2010, Seller and its Affiliates have not been in material default or material violation of any of the Company Permits.

(b) Immediately prior to the Closing, the Company shall hold all material Permits (excluding Environmental Permits (which are covered in Section 3.13)) necessary for the continued lawful ownership, operation and use of the Company’s properties and assets (including the Assets) and to conduct the Acquired Business as of Closing, other than the Specified Permits (the “Restructured Company Permits”), and Seller and its Affiliates shall not have received any written or, to the Knowledge of Seller, oral notice threatening to revoke or condition the continuation of any Restructured Company Permit. Immediately prior to the Closing, all Restructured Company Permits shall be in full force and effect in all material respects, the Company shall not be in material default or material violation of any of the Restructured Company Permits. Notwithstanding anything to the contrary in this Section 3.10, the parties agree that Acquiror shall be solely responsible for obtaining (and Seller shall not be deemed to make any representation or warranty with respect to) any Permits to conduct the Acquired Business necessitated by, or changes to Restructured Company Permits required solely as a result of, the change of control of the Company contemplated by this Agreement.

Section 3.11. Sufficiency of the Assets; Liens.

(a) Except as set forth in Section 3.11(a) of the Disclosure Letter, on the Closing Date, the Assets will, taken together with all services proposed to be delivered pursuant to Ancillary Agreements, constitute all of the assets (other than Intellectual Property, which is the subject of Section 3.12) necessary to conduct the Acquired Business immediately following the Closing substantially in the same manner as it was conducted during the one-year period immediately prior to the date hereof; provided that nothing in this Section 3.11(a) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same).

(b) Seller and its Affiliates have, and at the Closing, the Company will have good and valid title to, or a valid leasehold interest in, all Assets that consist of tangible property free and clear of any Liens other than Permitted Liens. Seller has good and valid title to the Transferred Equity Interests and the BLT Servicing Rights, and the BLT Servicing Rights are not subject to any Liens other than restrictions on assignment pursuant to the Servicing Agreements, and the Transferred Equity Interests are not subject to any Liens except to the extent arising under applicable state or federal securities Laws.

Section 3.12. Intellectual Property.

(a) Seller and/or the Company own all right, title and interest in and to the Company Intellectual Property free and clear of Liens (except Permitted Liens). Section 3.12(a)(i) of the Seller Disclosure Letter contains a complete and accurate list of all

Registered Company Intellectual Property, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner; (B) the jurisdiction where the application/registration is located (or, for domain names, the applicable registrar); (C) the application or registration number; and (D) the filing date, issuance/registration/grant date and expiration date. Each item of registered or issued Registered Company Intellectual Property is valid, enforceable and subsisting. Except as set forth in Section 3.12(a)(ii) of the Seller Disclosure Letter: (i) all fees and documents necessary to, as applicable, prosecute and maintain each item of Registered Company Intellectual Property have been paid or filed with the relevant Governmental Authority; and (ii) there are no actions that must be taken within 60 days following the Closing to continue prosecution or maintenance or to renew any Registered Company Intellectual Property. There are no Actions pending with respect to any Registered Company Intellectual Property.

(b) The Company exclusively owns all right, title and interest in and to BP ATLAS (including all Intellectual Property rights therein).

(c) The conduct of the Acquired Business as currently conducted (i) does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person; and (ii) does not constitute unfair competition or trade practices under the Laws of any relevant jurisdiction. Neither Seller nor any of its Affiliates (including the Company) have received (A) to the Knowledge of Seller, any written invitations to license Intellectual Property of a third party, (B) any written claims alleging that the conduct of the Acquired Business infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the Laws of any relevant jurisdiction, or (C) to the Knowledge of Seller, any unwritten communications similar in substance to the communications described in clauses (A) and (B).

(d) To the Knowledge of Seller, no Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Company Intellectual Property.

(e) It is the policy of Seller and its Affiliates (including the Company) to require each current and former employee, officer, consultant and contractor of Seller or any of its Affiliates (including the Company) who (i) is or has been involved in the development (alone or with others) of any Company Intellectual Property or (ii) is or has been provided access to any trade secrets included in the Company Intellectual Property, in either case, to execute and deliver to Seller or its applicable Affiliate a valid and enforceable written agreement (A) pursuant to which such employee, officer, consultant or contractor assigns to Seller or any of its Affiliates (including the Company or one of its Subsidiaries) all right, title and interest in and to such Company Intellectual Property, or (B) providing for the reasonable protection for the trade secrets included in the Company Intellectual Property, respectively. No current or former employee, officer, consultant or contractor of Seller or any of its Affiliates (including the Company) has asserted any written claim (or to the Knowledge of Seller or the Company has threatened to assert any claim) of ownership of any Company Intellectual Property.

(f) Seller and each of its Affiliates (including the Company) have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and any proprietary rights in, all information and materials not generally known to the public that are included in the Company Intellectual Property (including any trade secrets provided by or to third persons). Neither Seller nor any of its Affiliates (including the Company) has authorized the disclosure of any trade secret or confidential information included in the Company Intellectual Property, nor to the Knowledge of Seller has any such trade secret or information been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto.

(g) The Software included in the Assets is not subject to any Open Source license that requires or conditions the use, modification or distribution thereof on the public disclosure and/or the royalty-free licensing or distribution of any Company Source Code. No Open Source has been incorporated into or distributed with any product of the Acquired Business in a manner that would in any way (i) limit the ability to make, use or sell such product, (ii) diminish or transfer the rights of ownership in any Intellectual Property rights or Company Source Code to a third Person, or (iii) give rise to a requirement that any Company Source Code be disclosed or licensed to a third party.

(h) Except with respect to any creation, development, maintenance, or improvement of Company Source Code, in each case, pursuant to written agreements providing for the reasonable protection and nondisclosure thereof: (i) none of Seller, any of its Affiliates (including the Company) or any Person acting on behalf of Seller or any of its Affiliates has disclosed or delivered, or permitted the disclosure or delivery, to any Person of, any Company Source Code; and (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Seller, any of its Affiliates (including the Company) or any other Person acting on behalf of Seller or any of its Affiliates to any Person of any Company Source Code.

(i) Seller and each of its Affiliates (including the Company) has, solely with respect to the Acquired Business (A) complied in all material respects with all applicable Laws relating to data privacy, data protection and data security, and in all material respects with its published privacy policies and internal privacy policies and guidelines, including, in each case, with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information and (B) taken commercially reasonable measures to ensure that all Personally Identifiable Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information in any material respect by Seller or any of its Affiliates (including the Company) or any of their respective employees or contractors. No Person (including any Governmental Authority) has provided any written notice, made any written claim, or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by Seller or any of its Affiliates (including the Company) or any of their respective employees or contractors. The (1) collection, storage, processing, transfer, and sharing of Personally Identifiable Information, and (2) the execution, delivery and performance of this Agreement complies in all material respects with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected) and in all material respects with Seller’s and each of its Affiliates’ (including the Company’s) applicable privacy policies. Seller and each of its Affiliates (including the Company) have at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Laws related to privacy and data security and has filed any required registrations with the applicable data protection authority.

(j) To the Knowledge of Seller, the Software included in the Assets is substantially free of any material defects, bugs and errors, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).

(k) The computer, information technology and data processing systems, facilities and services exclusively used by Seller and its Affiliates (including the Company) in connection with the conduct of the Acquired Business and included in the Assets, including all Software, Technology, hardware, networks, communications facilities, platforms and related systems and services exclusively used in connection with the Acquired Business and included in the Assets (collectively, the “Systems”), are, together with the services to be provided by the Company pursuant to the Transition Services Agreement and the assets set forth on Section 3.11(a) of the Seller Disclosure Letter, reasonably sufficient for the conduct of the Acquired Business as currently conducted. Together with the services to be provided to the Company pursuant to the Transition Services Agreement and the assets set forth on Section 3.11(a) of the Seller Disclosure Letter, the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Acquired Business. Seller and its Affiliates (including the Company) have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.

(l) In the one-year period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any use of the Systems or the conduct of the Acquired Business. Seller and its Affiliates (including the Company) have been implementing business continuity policies, procedures and systems and have implemented back-up and disaster recovery policies, procedures and systems, which policies, procedures and systems, in each case, when fully implemented are consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the Acquired Business in all material respects.

Section 3.13. Environmental Matters. Except as set forth in Section 3.13 of the Seller Disclosure Letter and except as would not reasonably be likely to result in the Company or the Acquired Business incurring material Liabilities: (i) Seller (with respect to the Acquired Business), the Company and the Acquired Business are, and for the past five (5) years have been, in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining and complying with, Environmental Permits; (ii) there are no Actions pending or, to the Knowledge of Seller, threatened against Seller, the Company or the Acquired Business alleging non-compliance with or liability under any Environmental Law; (iii) no real property (including buildings, soils and groundwater) (A) after October 25, 2001 and, to the Knowledge of Seller, before October 25, 2001, currently or formerly owned or operated by the Company (B) used in connection with the Acquired Business, or (C) any Mortgaged Property for which the Company would be deemed an owner or operator pursuant to any Environmental Law, has been contaminated with, or has had any release of, any Hazardous Material which condition could reasonably be expected to result in any Losses to the Company or the Acquired Business; (iv) neither the Company nor any Subsidiary has incurred any liability for any Hazardous Material disposal or contamination on any third party property; (v) neither Seller nor, since October 25, 2001, the Company has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor the Acquired Business is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity with any third party (other than those typically provided for in lease and credit agreements) relating to any Environmental Law and (vii) Seller has made available to Acquiror copies of all material, non-privileged environmental reports, studies, sampling data, memoranda and other material, non-privileged environmental information in its possession relating to the Company, the Acquired Business, any Loan and any Mortgaged Property. Except as provided for in Section 3.18(m), the representations and warranties made by Seller in this Section 3.13 are the only representations and warranties made in this Agreement regarding any matters arising under, or regulated pursuant to, any Environmental Law or Environmental Permits.

Section 3.14. Material Contracts.

(a) Section 3.14(a) of the Seller Disclosure Letter contains a true, correct and complete list of all Material Contracts as of the date hereof.

(b) Seller has made available or delivered to Acquiror true, correct and complete copies of all written Material Contracts set forth in Section 3.14(b) of the Seller Disclosure Letter that are Assets. Each Material Contract that is an Asset is a legal, valid and binding obligation of the Company (or, in the case of any Contracts relating to the BLT Servicing Rights, Seller) and each other party to such Material Contract, and is enforceable against Seller or the Company, as the case may be, and each such other party in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law). Neither Seller nor the Company nor, to the Knowledge of Seller, any other party to a Material Contract that is an Asset is in material default or material breach of such Material Contract, and except as set forth in Section 3.14(b) of the Seller Disclosure Letter, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both) under any such Material Contract. As of the date hereof, neither Seller nor any of its Affiliates has received written notice of cancellation of, or to the Knowledge of Seller, an intent to cancel, any Material Contract.

Section 3.15. Employment and Employee Benefits Matters; ERISA.

(a) Section 3.15(a) of the Seller Disclosure Letter sets forth an accurate and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of ERISA), (ii) all employment agreements and individual consulting agreements for employee-type services, and (iii) all retirement, supplemental retirement, profit sharing, retention, termination or change in control, welfare benefit, fringe, bonus, stock option, stock purchase, restricted stock, stock-based or other equity-based, incentive, deferred compensation, retiree health, life insurance, severance, section 125 flexible benefit, or vacation plans, programs, policies, practices, contracts, arrangements or agreements, whether or not in writing, whether or not funded, and excluding any governmental programs and workers compensation or other statutorily mandated compensation or benefits (such plans, programs and agreements under clauses (i), (ii) and (iii) above are hereinafter collectively referred to as “Employee Plans”), which the Company or any of its Subsidiaries sponsors or maintains (“Company Plans”) and of all Employee Plans which the Seller or any of its Affiliates (other than the Company) currently has any obligation with respect to any Business Employee, other than the Company Plans (“Seller Plans”). Seller has previously made available to Acquiror with respect to each Company Plan a true and complete copy of (1) each Company Plan document, including any amendments thereto, and related trust documents, insurance contracts or other funding vehicles, (2) a written description of such Company Plan if such plan is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (4) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (5) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three years with respect to any Company Plan. Seller has previously made available to Acquiror with respect to each Seller Plan a true and complete copy or summary description of each Seller Plan.

(b) None of the Company Plans is a defined benefit pension plan, retirement plan intended to qualify under Section 401 of the Code or provides retiree medical, disability, life insurance or other welfare benefits. No Company Plan is maintained outside the jurisdiction of the United States or covers any Business Employees or individual service providers of employee-type services to the Company or any of its Subsidiaries who reside or work outside of the United States.

(c) Neither the Company nor its Subsidiaries has now or at any time within the previous six years contributed to, sponsored or maintained (i) any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or single employer plan (within the meaning of Section 4001(a)(15) of ERISA); (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, except by reason of being treated as a single employer with the Seller and its Affiliates (other than the Company or any of its Subsidiaries).

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

(e) Neither the Company nor any of its Subsidiaries has any Liability under or arising out of Title IV of ERISA or Section 302 of ERISA and, to the Knowledge of Seller, no circumstances exist that would reasonably be expected to result in any Liability under Title IV of ERISA or Section 302 of ERISA, that has not been or will not be satisfied in full by Seller and its Affiliates (other than the Company or its Subsidiaries).

(f) Each Company Plan which Acquiror has agreed to assume or continue pursuant to Exhibit G, is now and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, and, to the Knowledge of Seller, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or its Subsidiaries would reasonably expect to be subject to any material Liabilities (other than for Liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Plans or any applicable Law.

(g) Neither the Company, its Subsidiaries, any Company Plan nor, to the Knowledge of Seller, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or its Subsidiaries to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which could reasonably be expected to result in a Liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to result in a civil penalty under Sections 409 or 502(i) of ERISA. Neither the Company nor any of its Subsidiaries is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Plan. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Plan, nor has any event described in Section 4062, 4063 or 4041 of ERISA occurred.

(h) Each Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any interest or penalties incurred pursuant to Section 409A of the Code.

(i) There are no pending, or to the Knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries, and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of Seller, threatened with respect to any Company Plan.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any Business Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Business Employee, (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Closing, or (vi) result in a change in control to which Section 280G or 4999 of the Code would apply.

(k) Each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Acquiror, the Company or any of its Subsidiaries other than ordinary administration expenses typically incurred in a termination event.

Section 3.16. Employees and Labor Matters.

(a) Seller, the Company and their respective Affiliates, with respect to the Business Employees, have complied with all Laws relating to the employment of labor, fair employment practices, terms and conditions of employment and termination of employment, wages and hours, and classification as an employee of Seller or any of its Affiliates and as exempt or non-exempt, except for any non-compliance which would not result in a material liability to the Company (and Acquiror shall be independently responsible for its conduct of the Business after the Closing Date and shall not be entitled to rely on prior operational practices or determinations of the Seller relating to the employment of labor).

(b) There is no claim that has been asserted or is now pending or, to the Knowledge of Seller, threatened before any Governmental Authority with respect to, payment of wages, salary or overtime pay, or to which Seller, the Company and their respective Affiliates are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, and there is no charge of discrimination in employment or employment practices against the Company with respect to any Business Employee, which is now pending or to the Knowledge of Seller threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority in any jurisdiction in which the Company employs any Business Employee, in each case which would result in a material liability to the Company.

(c) Neither the Seller, the Company nor any of their respective Affiliates is a party to any collective bargaining agreement or other labor union contract applicable to the Business Employees. To the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Business Employee. In addition, to the Knowledge of Seller, (i) there is no pending or threatened strike, lockout, slowdown, work stoppage, job action, picketing or labor dispute, (ii) there is no unfair labor practice charge against Seller, the Company or any of their respective Affiliates pending before the National Labor Relations Board or any comparable labor relations authority, and (iii) there is no pending or threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority, in each case with respect to any Business Employee.

(d) Seller, the Company and their respective Affiliates, with respect to the Business Employees, (i) have complied in all material respects with all Laws relating to the employment of labor, fair employment practices, (including equal employment opportunity laws), terms and conditions of employment and termination of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours; (ii) there is no claim that has been asserted or is now pending or, to the Knowledge of Seller, threatened before any Governmental Authority with respect to, payment of wages, salary or overtime pay, or to which Seller, the Company and their respective Affiliates are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, and (iii) are not a party to any charge of discrimination in employment or employment practices, which is now pending or to the Knowledge of Seller threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority in any jurisdiction in which the Company employs any Business Employee, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of Seller, threatened before any Governmental Authority. Each Business Employee has been and is classified as an employee of the Seller or any of its Affiliates and as an “exempt” or “non-exempt” employee under applicable Law (and Acquiror shall be independently responsible for its conduct of the Business after the Closing Date and shall not be entitled to rely on Seller’s prior classification of the Transferred Employees).

(e) Neither Seller, the Company nor any of their respective Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

Section 3.17. Real Property.

(a) The Company does not own any fee interest in real property.

(b) The Company has valid title to the leasehold estate (as lessee) in all Leased Real Property , as lessee or sublessee, in each case free and clear of all Liens, except for Permitted Liens.

(c) Seller has provided Acquiror with true, complete and correct copies of all Real Property Leases.

(d) To the Knowledge of Seller, there are no pending or threatened appropriation, condemnation, eminent domain or similar proceedings relating to the Leased Real Property.

(e) The transactions contemplated by the Transaction Agreements do not require the consent of any other party to a Real Property Lease and will not result in a breach or default under any such Real Property Lease, or otherwise cause any such Real Property Lease to cease to be legal, valid, binding or enforceable, or in full force and effect, in accordance with its terms.

(f) The Company has the legal right to possess the properties purported to be leased, subleased or licensed under the Real Property Leases.

(g) To the Knowledge of Seller, there are no material violations of applicable Laws with respect to any Leased Real Properties that remain uncured as of the date of this Agreement.

(h) None of the Leased Real Properties has suffered any material damage by fire or other casualty that has not heretofore been repaired and restored in all material respects.

(i) None of Seller or any Affiliate of Seller (including the Company) has made any material changes or alterations to any Leased Real Property, and, to the Knowledge of Seller, there are no conditions currently existing at such property in each case that may result in any material obligation of such tenant or subtenant under any such Real Property Lease at the time of the termination of such lease or sublease.

Section 3.18. Loans.

(a) The Company is the sole legal and beneficial owner of all right, title and interest in and to such Loan, free and clear of any and all Liens.

(b) Each Loan is fully funded and advanced, and there are no obligations to fund any additional borrowings in respect of such Loans.

(c) The Company has Loan Files for each Loan that (i) are correct and complete in all material respects and (ii) contain the Notes, Loan Agreements, Mortgages, Guaranties and other Security Instruments necessary to enforce the rights of the lender with respect to each Loan, subject to the General Enforceability Exceptions.

(d) Each Loan Document related to such Loan is the legal, valid and binding obligation of the Obligor thereof and is enforceable in accordance with its terms, subject to the General Enforceability Exceptions. No Loan is subject to any valid right of rescission, set-off, abatement, diminution, counterclaim or defense.

(e) The transactions contemplated by this Agreement do not require the consent of any other party to such Loan and will not result in a breach or default under any Loan Documents relating to such Loan, or otherwise cause any Loan Documents relating to such Loan to cease to be legal, valid, binding or enforceable, or in full force and effect, in accordance with its terms, subject to the General Enforceability Exceptions..

(f) None of the Company, Seller and any Affiliate of Seller is in default under any of the Loan Documents relating to such Loan.

(g) Seller and the Affiliates of Seller (including the Company, as applicable) have complied, in all material respects, with their obligations to the Obligors under the Loan Documents relating to each Loan.

(h) Each Loan was originated by Seller or an Affiliate of Seller (each, a “Seller Related Party”) or, to Seller’s Knowledge, by a prior un-Affiliated other originator, in accordance with all applicable Laws in all material respects, and the underlying Loan or acquisition (as applicable) by a Seller Related Party was approved by such Seller Related Party in accordance with its then applicable approval process.

(i) Except as evidenced by the Loan Documents, none of the material provisions of the Loan Documents have been waived, modified or altered in any respect, or subordinated in any respect, by Seller or any of its Affiliates or, to the Knowledge of the Seller, the originator of the Loan, other than as a result of any utility easements, reciprocal easements or other customary easements that, in each case, would not adversely affect the Loan value.

(j) The information set forth in the Loan Schedule is true and correct as of the date hereof with respect to the matters set forth therein.

(k) Neither Seller nor any Affiliate of Seller (including the Company) has, with respect to any Loan, advanced any funds to, or solicited any funds or applied any funds from, a party other than the Obligor with respect to such Loan.

(l) There are no escrow or reserves accounts related to Taxes, insurance or other charges, for such Loan.

(m) As of the date hereof, to the Knowledge of the Seller, none of the Loan Collateral is subject to any expropriation or condemnation proceedings instituted by any applicable Governmental Authority that would materially and adversely affect the value of such Loan Collateral.

(n) Subject to the General Enforceability Exceptions: The Mortgage is a valid, subsisting and enforceable first lien mortgage on the Mortgaged Property, including all improvements on the Mortgaged Property and all additions, alterations and replacements made at any time with respect to the foregoing and (if applicable) provides for an assignment of rents, income and profits from the Mortgaged Property and creates a valid and enforceable lien and security interest of the same priority as the lien of the Mortgage. Such lien is subject only to: (i) the lien of real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording specifically referred to in lender’s title insurance policy delivered to the originator of the Loan, (iii) exceptions and exclusions specifically referred to in such lender’s title insurance policy, and (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

(o) Neither Seller nor any of its Affiliates (including the Company) has received any written notification from any Governmental Authority of any alleged release of a hazardous substance from the Mortgaged Property in violation of, or as would result in liability under, applicable Environmental Law, other than a release (i) with respect to which (A) such Governmental Authority has provided written notice to Seller or any of its Affiliates (including the Company) has been remediated to the satisfaction of such Governmental Authority or (B) the required remedial action is being undertaken in the ordinary course by the related Obligor, or (ii) that would not reasonably be expected to adversely affect, in any material respect, the use, value or marketability of the Loan Collateral.

(p) None of the Seller or any of its Affiliates (including the Company), and, to the Knowledge of Seller, no other Person has engaged in fraud or has made any material and intentional misrepresentation with respect to any Loan that would adversely affect the rights of Acquiror in the Loan or Mortgaged Property.

(q) All buildings and improvements upon the Mortgaged Property are required under the terms of the related Loan Documents to be insured by a generally acceptable insurer against loss by fire, hazards of extended coverage, and such other hazards, to the extent required as of the date of origination by the originator of such Loan, in an amount which is at least equal to the lesser of (i) the outstanding principal balance of the Mortgage Loan; and (ii) the full replacement value of the Mortgaged Property. In the case of flood insurance, all buildings and improvements upon the Mortgaged Property are required under the terms of the related Loan Documents to be insured by a generally acceptable insurer against loss by flood for the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Flood Insurance Administration is required under the terms of the related Loan Documents to be in effect with a generally acceptable insurance carrier. All such insurance policies contain a standard mortgage clause naming the Seller, its successors and assigns as mortgagee and all premiums thereon have been paid. The Mortgage obligates the Obligor thereunder to maintain all such insurance at the Obligor’s cost and expense, and on the Obligor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Obligor’s cost and expense and to seek reimbursement therefor from the Obligor. Each Loan File contains evidence of insurance with respect to the Loan Collateral for the related Loan.

(r) Each Loan is covered by an ALTA lender’s title insurance policy issued by a nationally rated title insurance company qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller or originator, its successors and assigns, as to the first priority mortgage lien of the Mortgage (subject to the exceptions referred to in Section 3.18(n)(i)-(iv) above) in the original principal amount of the Mortgage Loan (or any higher amount resulting from a modification thereof), after all advances of principal and, if the Loan is an Adjustable Rate Loan , against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate. Where required by state Law or regulation, the Obligor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Seller or originator, and its successors and assigns, is insured under such lender’s title insurance policy, and such lender’s policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. The Seller has not taken any action or omitted to take any action which would reasonably be expected to limit the coverage of such lender’s title insurance policy. The lender’s title policy is assignable to Acquiror without the consent the insurer. All premiums on such title policy have been paid and no claims have been made by Seller under such lender’s title insurance policy.

(s) No Loan is cross-collateralized with a loan not being sold to Acquiror under this Agreement.

Section 3.19. Loan Servicing.

(a) Acquiror has been provided with true, complete and correct copies of the Pooling and Servicing Agreements and any subservicing agreements entered into in connection with the servicing of the Business Loan Trusts (the “Subservicing Agreements” and together with the Pooling and Servicing Agreements, the “Servicing Agreements” and each, a “Servicing Agreement”). There are no written or oral agreements that amend, modify or waive any of the terms of the Pooling and Servicing Agreements or the Subservicing Agreements.

(b) None of the parties to the Servicing Agreements has provided notice that it will terminate, modify or amend any of the Servicing Agreements.

(c) Assuming the accuracy of the representations and warranties of the Acquiror in Article IV, the transactions contemplated by this Agreement (w) do not require any consents pursuant to the Servicing Agreements, other than the receipt of the Rating Agency Confirmations and the BLT Trustee Consents, (x) will not result in a breach or default under any of the Servicing Agreements, (y) will not impair any of Seller’s rights as “Master Servicer” under the Servicing Agreements or (z) (assuming receipt of Rating Agency Confirmation and the BLT Trustee Consents) otherwise cause any such Servicing Agreement to cease to be legal, valid, binding or enforceable, or in full force and effect, in accordance with its terms.

(d) (i) Seller and the Affiliates of Seller have complied with all requirements of the Servicing Agreements and all applicable Laws relating to the Servicing Agreements.

(ii) Seller or one if its Affiliate services and administers the Loans in a manner consistent with servicing procedures utilized by Seller or such Affiliate in servicing similar assets for their own account, and such servicing practices comply with all applicable Laws in all material respects.

(e) No event has occurred, which with the passage of time or the giving of notice or both would: (i) constitute a material default or breach by Seller or any Affiliate of Seller (other than the Depositor) under any Servicing Agreement; (ii) permit termination, modification or amendment of any Servicing Agreement; (iii) enable a third party to demand that that Seller or any Affiliate of Seller (other than a Depositor) either incur any repurchase obligations pursuant to a Servicing Agreement or provide indemnification for any amount of losses; or (iv) impose on Seller or any Affiliate of Seller (other than Depositor) any sanctions or penalties in respect of any Servicing Agreement.

(f) Section 3.19 of the Seller Disclosure Letter identifies each subservicer, subcontractor or other agent (other than an Affiliate of Seller) that has been engaged to perform any of the duties of the servicer under the Servicing Agreements. Any such subservicer, subcontractor or other agent has complied with all requirements of the Servicing Agreements and all applicable Laws relating to the Servicing Agreements.

(g) Seller has the sole right to act as the Master Servicer under the Pooling and Servicing Agreements.

(h) Seller or one of its Affiliates is entitled to receive all fees payable to the “Master Servicer” that are due under the Servicing Agreements.

Section 3.20. Brokers. Except as set forth in Section 3.20 of the Seller Disclosure Letter, no broker, finder or investment banker is or might be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates. Seller is solely responsible for the investment advisory fees and expenses of the financial advisors disclosed in Section 3.20 of the Seller Disclosure Letter.

Section 3.21. Books and Records. The Books and Records, all of which will have been delivered or made available to the Company upon completion of the Restructuring Transactions, are complete in all material respects and have been maintained in all material respects in the ordinary course of business, consistent with past practice.

Section 3.22. Regulatory Documents.

(a) Since January 1, 2010, Seller and its Affiliates have timely filed all forms, reports, registration statements, schedules and other documents that related to the Acquired Business and the Company, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority (the “Regulatory Documents”), and have timely paid in full all material fees and assessments due and payable in connection therewith.

(b) As of their respective dates, the Regulatory Documents of Seller and its Affiliates that relate to the Acquired Business and the Company complied in all material respects with applicable Laws as in effect at the time the Regulatory Documents were filed.

Section 3.23. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SELLER DISCLOSURE LETTER) AND IN THE OTHER TRANSACTION AGREEMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE TRANSFERRED EQUITY INTERESTS, THE ASSETS, THE ACQUIRED BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OR

RELIANCE ON ANY PROJECTIONS OR FORECASTS, WHETHER MADE OR PROVIDED BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date that:

Section 4.01. Incorporation and Authority of Acquiror. Acquiror is (and as of the Closing, each Designated Purchaser will be) a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by Acquiror (and each Designated Purchaser), the consummation by Acquiror (and each Designated Purchaser) of the transactions contemplated by, and the performance by Acquiror (and each Designated Purchaser) of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate action on the part of Acquiror (and each Designated Purchaser). This Agreement has been (or, with respect to each Designated Purchaser, as of the Closing, will be) and upon execution and delivery the other Transaction Agreements will be, duly executed and delivered by Acquiror (and each Designated Purchaser), and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution and delivery the other Transaction Agreements will constitute, legal, valid and binding obligations of Acquiror (and each Designated Purchaser) enforceable against Acquiror (and each Designated Purchaser) in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting insured depository institutions or creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 4.02. Qualification of Acquiror. Acquiror has (and as of the Closing, each Designated Purchaser will have) the corporate or other appropriate power and authority to operate their respective businesses as now conducted. Acquiror is (and as of the Closing, each Designated Purchaser will be) duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not impair or delay the ability of Acquiror or any such Designated Purchaser to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements to which it is a party. Except as disclosed in Amendment No. 10 to the Form S-1 Registration Statement of Everbank Financial Corporation filed on April 30, 2012, neither Acquiror nor any of its Affiliates are a party to any written order, decree, agreement or memorandum of understanding with any U.S. federal or state bank Governmental Authority charged with the supervision or regulation of Acquiror or any of its Affiliates, nor has Acquiror or any of its Affiliates been advised by any such Governmental Authority that such Governmental Authority is contemplating issuing or requesting any such order, decree, agreement or memorandum of understanding.

Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, the execution, delivery and performance by Acquiror (or any Designated Purchaser) of, and the consummation by Acquiror (or any Designated Purchaser) of the transactions contemplated by, the Transaction Agreements do not and will not (i) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Acquiror (or any Designated Purchaser), (ii) conflict with or violate any Law or Governmental Order applicable to Acquiror (or any Designated Purchaser) in any material respect, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of its assets pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other material instrument to which Acquiror is a party or by which any of its assets is bound or affected that would, in the case of this clause (iii), impair or delay the ability of Acquiror or any such Designated Purchaser to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements to which it is a party.

Section 4.04. Consents and Approvals. The execution and delivery by Acquiror (and each Designated Purchaser) of the Transaction Agreements do not, and the performance by Acquiror (and each Designated Purchaser) of, and the consummation by Acquiror (and each Designated Purchaser) of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except for the consents, approvals, authorizations or other actions by, and filings with and notifications to, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation (the “Acquiror Governmental Consents”) and state banking and commercial finance regulators.

Section 4.05. Absence of Restraints; Compliance with Laws. To the knowledge of Acquiror, as of the date hereof there exist no facts or circumstances that would reasonably be expected to materially impair or delay the ability of Acquiror (or any Designated Purchaser) to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(a) Neither Acquiror nor any Designated Purchaser is (i) in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, or (ii) as of the date hereof, aware of any pending or threatened disputes or controversies between Acquiror or any Designated Purchaser and any Governmental Authority, except for violations disputes, or controversies the existence of which would not reasonably be likely to materially impair or delay the ability of Acquiror or any Designated Purchaser to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(b) As of the date hereof, neither Acquiror nor any of its Affiliates have received any indication from any federal or state Governmental Authority that such Governmental Authority would oppose or refuse to grant an Acquiror Governmental Consent.

(c) As of the date hereof, Acquiror has no reason to believe that it will be required to divest assets or any business or line of business as a condition to the receipt of any Acquiror Governmental Consent.

Section 4.06. Securities Matters. The Transferred Equity Interests are being acquired by Acquiror (or each Designated Purchaser) for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Equity Interests or any interest in them. Acquiror has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests, and Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Transferred Equity Interests. Acquiror acknowledges that the Transferred Equity Interests have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Transferred Equity Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

Section 4.07. Financial Ability. At the time of the Closing, Acquiror will have sufficient immediately available funds and the financial ability to pay the Purchase Price and any expenses incurred by Acquiror and any Designated Purchasers in connection with the transactions contemplated by this Agreement.

Section 4.08. Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the “Acquiror’s Bankers”), no broker, finder or investment banker is or might be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror. Acquiror is solely responsible for the fees and expenses of Acquiror’s Bankers.

Section 4.09. Solvency. Immediately after the Closing and assuming compliance by Seller and its Affiliates with all their obligations hereunder and the accuracy of Seller’s representations and warranties herein, Acquiror will be (i) “well capitalized” (as that term is defined at 12 C.F.R. § 5.39(d)(11) or the relevant regulation of Acquiror’s primary federal bank regulator), and (ii) in compliance with all capital requirements, standards and ratios required by each federal bank regulator with jurisdiction over Acquiror.

Section 4.10. Investigation. ACQUIROR ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, SELLER, THE TRANSFERRED EQUITY INTERESTS, THE ASSETS, THE ACQUIRED BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN

FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE TRANSFERRED EQUITY INTERESTS, THE TRANSFERRED SERVICING, THE COMPANY, THE ACQUIRED BUSINESS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. ACQUIROR FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLER ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, (II) THE ACQUIROR HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR ANY PROJECTIONS OR FORECASTS MADE OR SUPPLIED BY OR ON BEHALF OF SELLER OR BY ANY AFFILIATE OR REPRESENTATIVE OF SELLER, (III) ACQUIROR WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR PROJECTIONS OR FORECASTS, (IV) ANY CLAIMS ACQUIROR MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE III HEREOF.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Acquired Business Prior to the Closing. Except as required by applicable Law or expressly contemplated by this Agreement or the Tax Matters Agreement, and except for any matters identified in Section 5.01 of the Seller Disclosure Letter, from the date of this Agreement through the Closing, unless Acquiror otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company and any other applicable Subsidiaries to (i) conduct the Acquired Business in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact the Acquired Business’s business, operations, assets, rights, franchises, goodwill and relations with its customers, Business Employees, Governmental Authorities and other Persons with whom the Acquired Business has significant business dealings and (iii) not do any of the following with respect to the Acquired Business or, where specifically referenced, the Company or Transferred Equity Interests:

(i) grant any Lien (i) (except to the extent the Lien arises under applicable state or federal securities laws) on the Transferred Equity Interests or (ii) (other than granting or suffering to exist a Permitted Lien) on any Transferred Equity Interests, material Assets (whether tangible or intangible) or any Company Intellectual Property;

(ii) adopt or implement any amendment to the certificate of incorporation or bylaws of the Company;

(iii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any business or Person, in a single transaction or a series of related transactions;

(iv) incur any Debt, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (in each case, other than (a) in the ordinary course of business or (b) pursuant to intercompany borrowing arrangements that will be repaid in full and terminated at or prior to Closing;

(v) issue, sell, pledge, split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any Company Shares, or securities convertible into or exchangeable for such Company Shares, or issue or grant any Equity Right to acquire such Company Shares, other equity interests or securities, or make any other changes in the capital structure of the Acquired Business;

(vi) sell, transfer, lease, sublease, abandon, let lapse, or otherwise dispose of (y) any Loans, or (z) other than in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets, any other Assets or Company Intellectual Property;

(vii) except any changes that are required by applicable Law, as required by the terms of the applicable Employee Plan as in effect as of the date hereof or as contemplated under this Agreement, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension, severance or other benefits payable to any Transferred Employee other than increases in wages or salaries made in the ordinary course of business consistent with past practice as contemplated by Section 5.01(vii) of the Seller Disclosure Letter; (B) adopt or amend any Employee Plan for the benefit of Business Employees in a manner that increases the payments and benefits under such Employee Plans to the Business Employees only and not any other employees of the Seller or any of its Affiliates; (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation or benefits under any Employee Plan to any Business Employee; (D) hire any new Business Employees other than to fill vacant positions as of the date hereof or two newly created positions in connection with the transactions contemplated by this Agreement; or (E) terminate any of the Business Employees (other than for cause provided that any such termination for cause shall be promptly communicated to Acquiror);

(viii) except as required by Law, or pursuant to any policies, procedures or guidelines governing Seller’s business or operations beyond the Acquired Business, make any changes to its policies, procedures or guidelines with respect to servicing or risk management of Loans or its obligations in respect of the BLT Servicing Rights;

(ix) enter into any securitizations of Loans or create any special purpose funding or variable interest entity;

(x) enter into any Contract or commitment not to compete in any line of business or geographic area that will bind Acquiror or any of its Affiliates after the Closing;

(xi) create, renew, amend, terminate or cancel any Material Contract, or waive any rights under any Material Contract, other than in the ordinary course of business consistent with past practice;

(xii) make any material change in any method of accounting or accounting practice or policy used by the Acquired Business in the preparation of its financial statements, other than such changes as are consistent with U.S. GAAP or the Transaction Accounting Principles;

(xiii) other than in the ordinary course of business consistent with past practice, delay or cause to be delayed, the payment of liabilities or other payables of the Acquired Business;

(xiv) make or incur any capital expenditure requiring payments in excess of $150,000 that have not been paid or accrued prior to the Closing;

(xv) enter into any settlement or release with respect to any material Action relating to the Acquired Business (unless such settlement, waiver or release contemplates the payment of money without ongoing limits on the conduct of the Acquired Business and results in a full release) or waive or release any rights or claims of material value which relate to or would reasonably be likely to affect adversely the Acquired Business;

(xvi) other than in the ordinary course of business consistent with past practice, enter into any transactions, contracts and understandings with Affiliates that would be binding on the Company after the Closing, expressly excluding any such transactions, contracts and/or understandings involving any Company Intellectual Property; or

(xvii) commit or agree (by Contract or otherwise) to do any of the foregoing.

Nothing in this Section 5.01 shall be deemed to limit in any manner, Seller’s ability to conduct the Restructuring Transactions.

Section 5.02. Access to Information.

(a) From the date of this Agreement until the Closing Date, upon reasonable prior notice and subject to the last sentence of this Section 5.02(a), Seller shall and shall cause the Company to (i) afford the Representatives of Acquiror reasonable access, during normal business hours, to the properties, books and records of the Acquired Business and (ii) furnish to the Representatives of Acquiror such additional financial and operating data and other information regarding the Acquired Business as Acquiror or its Representatives may from time to time reasonably request in connection with any reasonable business purpose, including the preparation of Tax Returns, financial statements, satisfaction of the SEC reporting obligations, or the determination of any matter relating to the rights or obligations of Acquiror or any of its Affiliates under any of the Transaction Agreements; provided, however, that such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of Seller, the Company or any of their Affiliates; and provided, further, that the auditors and accountants of Seller, the Company or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Without limiting the foregoing, the Acquiror shall not conduct, without the prior written consent of Seller, which consent shall not be unreasonably withheld, any environmental site assessment at any Leased Real Property, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Leased Real Property. Prior to the Closing, Acquiror and Seller shall, in good faith, consult with and coordinate with each other in respect of any meetings or other communications between Acquiror and any suppliers to, or customers of the Company or the Business that are reasonably requested by Acquiror. Notwithstanding the foregoing, Seller shall not be required under this Section 5.02(a) to disclose any information that (as determined by Seller acting in good faith) would result in a violation of applicable Law, result in the loss of any applicable attorney-client privileges or result in a breach of any contractual confidentiality obligation; provided that (i) the parties hereto shall work in good faith to develop substitute disclosure arrangements for such information that do not result in any such violation, loss or breach, and (ii) Seller shall make reasonable efforts (but shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or waiver) to obtain any consent or waiver necessary from any Person to whom any contractual confidentiality obligation is owed in order to disclose such information to Acquiror.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, financial statements, the SEC reporting obligations, or the determination of any matter relating to the rights or obligations of Seller or any of its Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be necessary to (A) ensure compliance with any applicable Law, (B) preserve any applicable privilege (including the attorney-client privilege), or (C) comply with any contractual confidentiality obligations, Acquiror shall, and shall cause the Company, its Affiliates, and its Representatives to (i) afford the Representatives of Seller and its Affiliates reasonable access, during normal business hours, to the properties, books and records of Acquiror and its Affiliates in respect of the Company, the Acquired Business and the BLT Servicing Rights (and related Liabilities), (ii) furnish to the Representatives of Seller and its Affiliates such additional financial and other information regarding the Company and the Acquired Business as Seller or its Representatives may from time to time reasonably request, and (iii) make available to the Representatives of Seller and its Affiliates those employees of Acquiror and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Seller in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Acquiror or any of its Affiliates and Acquiror and its Affiliates shall not be required to expend any monetary resources in connection with such investigation; and provided, further, that the auditors and accountants of Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Section 5.03. Preservation and Delivery of Books and Records.

(a) Seller and its Affiliates shall have the right to retain copies of all books and records of the Company and the Acquired Business relating to periods ending on or prior to the Closing Date. Acquiror agrees that it shall preserve and keep, or cause to be preserved and kept, all books and records (including Tax records) in respect of the Company and the Acquired Business in the possession of Acquiror or its Affiliates for the longer of (i) any applicable statute of limitations and (ii) a period of six years from the Closing Date. During such six-year or longer period, Representatives of Seller and its Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records. During such six-year or longer period, Acquiror shall provide, or cause to be provided to, Seller or its Affiliates, access to such original books and records of the Company and the Acquired Business as Seller or its Affiliates shall reasonably request in connection with any Action to which Seller or any of its Affiliates are parties or in connection with the requirements of any Law applicable to Seller or any of its Affiliates. Seller or its Affiliates, as applicable, shall return such books and records to Acquiror or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence; provided, however, that such access shall not unreasonably interfere with the business or operations of Acquiror or any of its Affiliates, and Seller shall reimburse Acquiror and its Affiliates for any reasonable and documented out-of-pocket expenses incurred in connection with such access or requirement of applicable Law.

(b) Seller agrees that it shall preserve and keep, or cause to be preserved and kept, all books and records (including all records relating to Tax, which, for the avoidance of doubt, shall include records relating to the tax basis and attributes of the Company and the tax basis in the Assets) in respect of the Company and the Acquired Business in the possession of Seller or its Affiliates and not otherwise delivered to Acquiror (directly or indirectly) for the longer of (i) any applicable statute of limitations and (ii) a period of six years from the Closing Date. During such six-year or longer period, Representatives of Acquiror and its Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records. During such six-year or longer period, Seller shall provide, or cause to be provided to, Acquiror or its Affiliates, access to such original books and records of the Company as Acquiror or its Affiliates shall reasonably request in connection with any Action to which Acquiror or any of its Affiliates are parties or in connection with the requirements of any Law applicable to Acquiror or any of its Affiliates. Acquiror or its Affiliates, as applicable, shall return such books and records to Seller or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence; provided, however, that such access shall not unreasonably interfere with the business or operations of Seller or any of its Affiliates and Acquiror shall reimburse Seller and its Affiliates for any reasonable and documented out-of-pocket expenses incurred in connection with such access or requirement of applicable Law.

Section 5.04. Confidentiality.

(a) The terms of the letter agreement, dated May 11, 2012 (the “Confidentiality Agreement”) between Acquiror and Seller are incorporated into this Agreement by reference and shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon Acquiror and its Affiliates, officers, directors, employees and representatives as if parties thereto) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that Acquiror’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Acquired Business. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Notwithstanding any provision hereof or any provision of the Confidentiality Agreement and subject to Section 9.04, the confidentiality obligations under the Confidentiality Agreement shall not prohibit or otherwise restrict any communication, disclosure, filing press release or other public announcement required by applicable Law or stock exchange rules.

(b) For a period of three years from the Closing Date, Seller shall, and shall cause its Affiliates to, keep confidential all nonpublic information in their possession regarding the Acquired Business, and Acquiror and its Affiliates; provided that Seller shall not be required to maintain as confidential any information (i) that becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates in violation of this Agreement, (ii) as may be required to be disclosed pursuant to the terms of a Governmental Order, under applicable Law or by any Governmental Authority (including any self-regulatory organization on which Seller’s securities (or those of its Affiliates) are listed) or which otherwise has regulatory or supervisory authority over Seller or its Affiliates or in the course of inspections, examinations or inquiries by a regulatory or self-regulatory organization that has requested or required the inspection of records; provided that Seller or such Affiliate advises the Person to which such disclosure is made of the confidential nature of the information and, if permitted by Law, regulation and applicable supervisory authority, gives Acquiror such notice as may be reasonably practicable under the circumstances, (iii) in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Seller or its Affiliates in the course of any Action; provided, however, that to the extent legally permitted and reasonably practicable under the circumstances, Seller or any such Affiliate shall notify Acquiror of such intended disclosure and reasonably cooperate with Acquiror in its efforts to limit or restrict such disclosure, at the sole cost of Acquiror, (iv) in order to enforce its rights under this Agreement or any other Transaction Agreement, or (v) to the extent that such information is or has become known to the Person receiving such information on a non-confidential basis from a source who is not known by Seller to be breaching any contractual, legal or fiduciary obligation by making such disclosure.

Section 5.05. Regulatory and Other Authorizations; Consents.

(a) The parties hereto shall use their respective reasonable best efforts to (i) obtain, by the earliest practicable date, all authorizations, consents, orders and approvals of all Governmental Authorities necessary for its respective execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements (including the Acquiror Governmental Consents and Seller Governmental Consents, as applicable) and (ii) obtain, by the earliest practicable date, the Rating Agency Confirmations and the BLT Trustee Consents in respect of the transfer of the BLT

Servicing Rights to the Company and the acquisition of the Transferred Equity Interests. Neither Seller nor Acquiror shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required approvals and confirmations in any material respect. Notwithstanding any other provision of this Agreement to the contrary, no party hereto shall be required to take any action, or commit to take any action, or agree to any condition or restriction, that would be or would be reasonably likely to materially and adversely impact the Acquiror and the Acquired Business, taken as a whole, or the economic or business benefits of the transactions contemplated by this Agreement to the Acquiror (a “Burdensome Condition”).

(b) In addition, (x) Acquiror shall prepare and file, no later than 15 days after the date of this Agreement, any and all applications, notices and filings necessary or appropriate in order to obtain the Acquiror Governmental Consents, and (y) each party agrees to make promptly any filing that may be required with respect to the transactions contemplated by this Agreement under any other antitrust or competition Law or by any other antitrust or competition authority.

(c) Each party to this Agreement shall promptly notify the other party of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other party to review in advance any communication proposed to be made by such party to any Governmental Authority and provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand (in each case, subject to redaction for certain proprietary and confidential matters and any confidential supervisory material). Subject to the Confidentiality Agreement, the parties to this Agreement shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Nothing in this Section 5.05(c) shall be applicable to Tax matters or to Section 5.12.

(d) Notwithstanding anything in this Agreement to the contrary, Acquiror acknowledges on behalf of itself and its Affiliates and its and its Affiliates’ Representatives that the operation of the Acquired Business shall remain in the dominion and control of Seller until the Closing.

(e) From the date hereof until the Closing Date and within 15 Business Days after the end of each:

(i) calendar quarter, Seller shall provide, for informational purposes only, Acquiror with a data tape, in the form of the Loan Schedule with updated information (of the type set forth in the Loan Schedule) with respect to the Loans as of the end of such calendar quarter; and

(ii) calendar month, Seller shall provide, for informational purposes only, Acquiror with a data file with updated Loan balances.

(f) Within 15 days after the date hereof, Acquiror shall deliver written notice notifying Seller of the Permits that will not be required by applicable Law to be held by the Company in order to conduct the Acquired Business at the Company after Closing (the “Specified Permits”).

Section 5.06. Insurance. From and after the Closing Date, the Company shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, other than by any insurance policies acquired directly by and in the name of the Company or self-insurance programs of the Company directly. With respect to events or circumstances relating to the Acquired Business that occurred or existed prior to the Closing Date that are covered by Seller’s or its Affiliates’ occurrence-based third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs that apply to the locations at which the Acquired Business is operated, Acquiror may make claims under such policies and programs to the extent such coverage and limits are available under such policies and programs; provided, however, that by making any such claims, Acquiror agrees to reimburse Seller for any increased costs incurred by Seller as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to Seller and its Affiliates; and provided, further, that Acquiror shall exclusively bear (and Seller shall have no obligation to repay or reimburse Acquiror for) the amount of any “deductibles” associated with claims under such policies and programs and shall be liable for all uninsured or uncovered amounts of such claims. As of the first anniversary of this Agreement, Acquiror shall no longer be permitted to make any claims under such occurrence-based third party liability insurance policies of Seller or its Affiliates (other than those of the Company) or to such workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs that apply to the locations at which the Acquired Business is operated. For the avoidance of doubt, Seller shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities of Acquiror or the Company.

(a) Seller and its Affiliates shall maintain their current levels of insurance and fiduciary bond coverage to the extent it covers the businesses, properties and assets (including the Assets) of the Acquired Business and the Company, and shall not allow any currently in force insurance policies or fiduciary bonds to lapse without renewal. Seller and Affiliates shall continue to pay all premiums and other payments due under any policies and bonds, and all claims thereunder shall be filed in a due and timely fashion.

Section 5.07. [Reserved].

Section 5.08. Intercompany Obligations. Seller shall take such action and make, or cause to be made, such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations (other than (x) pursuant to the Transition Services Agreement or the Transitional Trademark License Agreement, or (y) as set forth in Section 5.08 of the Seller Disclosure Letter) between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, other than those arising under the Ancillary Agreements. Seller shall terminate all Subservicing Agreements effective at or before the Closing without any Liability or continuing obligation of the Company or the Acquired Business thereunder.

Section 5.09. Rights to GE Name and GE Marks.

(a) With respect to the licensing of the GE Name and GE Marks, the parties shall enter into a transitional trademark license agreement in the form set forth in Exhibit E to this Agreement (the “Transitional Trademark License Agreement”). Except as otherwise provided in this Section 5.09 or in the Transitional Trademark License Agreement, Acquiror and its Affiliates (which, for the purposes of this Section 5.09, shall include the Company) shall cease and discontinue all uses of the GE Name and GE Marks. Acquiror, for itself and its Affiliates, agrees that the rights of the Company and its Affiliates to the GE Name and GE Marks pursuant to the terms of any trademark agreements between Seller and its Affiliates on the one hand and the Company and its Affiliates on the other shall terminate on the Closing Date and be replaced by such rights as are provided by the Transitional Trademark License Agreement.

(b) Acquiror and its Affiliates shall, except as permitted under the Transitional Trademark License Agreement, (A) immediately upon the Closing Date cease all use of any of the GE Name and GE Marks on or in connection with all stationery, business cards, purchase orders, agreements of sale, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature, and (B) complete the removal of any of the GE Name and GE Marks from all product and technical information promotional brochures. Acquiror, for itself and its Affiliates, agrees that after the Closing Date Acquiror and its Affiliates will not expressly, or by implication, do business as or represent themselves as (or as affiliated with) Seller or its Affiliates. Acquiror shall take all necessary action to ensure that the Company and its Subsidiaries cease unauthorized use of the GE Name and GE Marks after the Closing, except as expressly authorized in this Section 5.09, the Transitional Trademark License Agreement or otherwise thereafter by Seller.

(c) Promptly after the Closing Date, but in any event no later than ten Business Days after the Closing Date, Acquiror and its Affiliates shall make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any use of the GE Name and GE Marks from the corporate names, registered names or registered fictitious names of the Company and its Affiliates.

(d) Acquiror, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 5.09, the Transitional Trademark License Agreement or as may be otherwise authorized by Seller, neither Acquiror nor any of its Affiliates shall have any rights in any of the GE Name and GE Marks and neither Acquiror nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the GE Name and GE Marks.

Section 5.10. Other Ancillary Agreements. At or prior to the Closing, Seller or an Affiliate of Seller, and Acquiror (or one or more Designated Purchasers) shall execute and deliver the Ancillary Agreements.

Section 5.11. Further Action.

(a) Each of Seller and Acquiror (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (iii) without limiting the foregoing, shall use its reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to the End Date.

(b) Each of Seller and Acquiror shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the negotiations relating to the satisfaction of the conditions set forth in Article VI. From time to time following the Closing, Seller and Acquiror shall, and shall cause their respective Affiliates to execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.

(c) Following the Closing, Seller and its Affiliates shall promptly refer to Acquiror any telephone calls, letters, notices and inquiries relating to the Acquired Business. Seller and its Affiliates shall also promptly transfer and deliver to Acquiror any cash, assets or other property (including any Assets) which may come into or is in their possession or which Seller or its Affiliates may receive for the account of any Obligor or in respect of any Assets or Assumed Liabilities after the Closing.

(d) Following the Closing, Acquiror and its Affiliates shall promptly refer to Seller any telephone calls, letters, notices and inquiries relating to Seller and its Affiliates and their businesses. Acquiror and its Affiliates shall also promptly transfer and deliver to Seller any cash, assets or other property which may come into or is in their possession or which Acquiror or its Affiliates may receive for the account of any obligor or in respect of the Excluded Assets or Excluded Liabilities after the Closing.

(e) At or prior to Closing, Seller shall deliver to Acquiror a list of all Actions commenced by Seller or any Affiliate of Seller in connection with the Acquired Business since the date hereof, other than counterclaims asserted by obligors in connection with ordinary course collection proceedings in respect of Excluded Assets.

Section 5.12. Pre-Closing Restructuring Transactions.

(a) Notwithstanding anything to the contrary set forth in this Agreement or in any other Transaction Agreement, prior to the Closing, Seller shall cause (i) the Company to assign, transfer and convey to Seller and/or to one or more Affiliates of Seller (and shall and shall cause such Affiliates to accept and assume), all of the rights, assets, properties and Liabilities of the Company, other than the Assets; (ii) it and its applicable Affiliates (other than the Company) to assign, transfer and convey to the Company (and shall cause the Company to accept and assume) the Assets, each to the extent held by Seller and its Affiliates; (iii) subject to Section 5.13, Seller shall sell, convey, assign and transfer to the Company (and shall cause the Company to accept and assume) all right, title and interest in and to the BLT Servicing Rights (the “Transferred Servicing”) free and clear of any Liens; and (iv) the Company to transfer to Seller or any of its other Affiliates any and all Excluded Liabilities (the transactions described in clauses (i), (ii), (iii) and (iv) the “Restructuring Transactions”). In connection therewith and as part of the Restructuring Transactions, Seller shall and shall cause its applicable Affiliates (other than the Company) to properly record assignments of their interests in the Loan Collateral to the Company in all jurisdictions where such interests have been recorded using their respective commercially reasonable efforts prior to the Closing, and using their respective reasonable best basis following Closing; provided that all such assignments not made prior to the Closing shall be made by the 30th day after the Closing.

(b) The Restructuring Transactions shall be made in accordance with, and as contemplated by, the provisions of this Agreement and the Liability Allocation Standard, including Sections 2.02(a), 2.02(b), 2.02(c), 3.11(b) and 3.18(a) and so as to vest in the receiving or assuming person all right, title, and interest to any asset and all obligations with respect to any Liability subject in the case of Liabilities to any third party claim held by a Person that is not an Affiliate of Seller. As of the Closing, the only balance sheet liabilities (as such liabilities are recognized and required to be reflected in a balance sheet under U.S. GAAP) that the Company shall have shall be those that appear as liabilities on a balance sheet in the Final Closing Statement. The parties agree that, from and after the Closing, Seller’s and its Affiliates’ (other than the Company), on the one hand, and Acquiror’s and its Affiliates’ (including the Company), on the other hand, recourse as between each other with respect to the Restructuring Transactions shall be exclusively pursuant to the Transaction Agreements; provided, however, that, in the case of any particular transaction that is part of the Restructuring Transactions, if such recourse is ineffective to give effect to such particular transaction, then recourse may be had to the underlying or relevant document or documents from the Restructuring Transaction to the extent necessary to give effect to the transfer or conveyance intended hereunder and thereunder.

(c) Seller shall bear all costs and expenses related to the Restructuring Transactions and have sole responsibility for executing the Restructuring Transactions. Each Restructuring Transaction shall be appropriately documented and receive all consents and approvals of any type required in connection therewith. Such documents shall be consistent with the terms of the Transaction Agreements. Seller shall regularly consult with Acquiror and its counsel in connection with the Restructuring Transactions and regularly provide updates and information regarding the status thereof (such updates to occur on at least a weekly basis), including copies of documents related to the Restructuring Transactions. Acquiror shall be permitted the opportunity in advance to review and comment upon all of the documentation relating to the Restructuring Transactions and, with respect to the documentation relating to the transactions described in clauses (a)(ii) and (iii) of this Section 5.12 above, such documentation shall be in form and substance reasonably acceptable to Acquiror and its counsel. At or prior to the Closing, Seller shall cause the Company to have obtained all Restructured Company Permits, and shall to the extent it has not already done so, provide the Company with an original of all agreements of transfer, assignment or assumption and other documentation relating to the

Restructuring Transactions (including a list of all Contracts (i) between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other, or (ii) between the Acquired Business, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other).

(d) Section 5.12 of the Seller Disclosure Letter sets forth a description of the Restructuring Transactions as contemplated by Seller as of the date hereof which Acquiror understands are subject to change by Seller (without any requirement to obtain Acquiror’s consent therefor); provided that such changes are consistent with the terms of the this Section 5.12 and any material changes are discussed with Acquiror and its counsel in advance.

(e) Seller shall effect and report the transfers related to the Restructuring Transactions for all Tax purposes pursuant to the following:

(i) The total fair market value (“Total FMV”) of the assets transferred to the Company as a result of the Restructuring Transactions shall be equal to the aggregate Purchase Price as defined by Section 2.04 plus the liabilities taken into account for Tax purposes and held by the Company on the Closing Date.

(ii) The fair market value of each Loan transferred to the Company as a result of the Restructuring Transactions shall be equal to the unpaid principal balance of each Loan on the transfer date plus the amount of accrued but unpaid interest in respect of such Loan.

(iii) The fair market value of the Origination and Servicing Platform Assets and, if applicable, the fair market value of the BLT Servicing Rights, shall be equal to the Total FMV, less the fair market value of the Loans (as determined in Section 5.12(e)(ii)).

Section 5.13. BLT Servicing Transfer Matters.

(a) If the Rating Agency Confirmations or the BLT Trustee Consents are not obtained before October 1, 2012, then Seller shall have the right from and after October 1, 2012, to solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations with, any Person concerning the sale or transfer of the BLT Servicing Rights (and related Assumed Liabilities and financial assets related to such Assumed Liabilities) to such Person; provided that, subject to Section 5.13(b), Seller may not enter into any definitive, binding agreement with, or make any binding commitment to, any Person with respect to any such sale or transfer (other than a confidentiality agreement on customary terms and without any grant of exclusivity or any similar right to such other Person). Seller shall notify Acquiror in writing of its intention to commence any of the foregoing activities.

(b) If the Rating Agency Confirmations or the BLT Trustee Consents are not obtained before November 1, 2012, then Seller (i) shall have the right, from and after November 1, 2012, to elect not to transfer the BLT Servicing Rights (and related Assumed Liabilities and financial assets related to such Assumed Liabilities) to the Company in accordance with Section 5.12, and, further, to enter into any agreement with any Person to sell, and to sell and transfer to any Person, all of Seller’s right, title and interest in and to the BLT

Servicing Rights, and (ii) shall, subject to Sections 5.13(c) and (e), have no further obligation to transfer the BLT Servicing Rights to the Company in accordance with Section 5.12 or otherwise to Acquiror. Any such election shall be made by, and shall be effective upon, delivery of written notice thereof to Acquiror.

(c) If, in accordance with this Section 5.13, prior to the Closing, Seller elects not to transfer the BLT Servicing Rights to the Company as required by Section 5.12, or the Rating Agency Confirmations or the BLT Trustee Consents are not otherwise obtained prior to the Closing, the Purchase Price shall be reduced by $20,000,000.00. If (i) Seller completes any sale or transfer of the BLT Servicing Rights in accordance Section 5.13 prior to the Closing, then the Purchase Price shall be further reduced by an amount equal to 75% of the proceeds (net of any reasonable out-of-pocket fees and expenses to third parties incurred by Seller solely and directly related to such sale or transfer) (such net proceeds, the “BLT Sale Proceeds”) from the sale or transfer of the BLT Servicing Rights to a third party in excess of $20,000,000.00 (such amount, the “BLT Excess Proceeds”, which amount shall equal zero to the extent the amount of the BLT Sale Proceeds is a negative number), and (ii) Seller completes any sale or transfer of the BLT Servicing Rights in accordance with Section 5.13 within eighteen months after the Closing, then Seller shall deliver the BLT Excess Proceeds to an account designated by Acquiror in writing within three Business Days of receipt of the BLT Sale Proceeds.

(d) If, in accordance with this Section 5.13, prior to the Closing, Seller elects not to transfer the BLT Servicing Rights to the Company as required by Section 5.12, or the Rating Agency Confirmations or the BLT Trustee Consents are not otherwise obtained prior to the Closing, from and after the Closing and until Seller sells and transfers the BLT Servicing Rights to a Person that is not an Affiliate of Seller, the Company shall, subject to the consent of Seller (not to be unreasonably withheld, conditioned or delayed), act as subservicer with respect to each of the Business Loan Trusts pursuant to subservicing agreements to be entered into by the Company and Seller. Such subservicing agreements shall be on customary terms to be agreed upon by Seller and the Company in accordance with the Pooling and Servicing Agreements, and shall provide for a subservicing fee equal, for so long as the subservicing arrangement shall continue in accordance with its terms, to (i) in respect of the period from and after the Closing Date until (and including) the first anniversary of the Closing, the Company’s actual costs of performing subservicing services thereunder and (ii) for all periods after the first anniversary of the Closing Date, a servicing fee calculated pursuant to the terms and conditions of the Pooling and Servicing Agreements equal to a “Master Servicing Fee Rate” of 25 basis points per annum, calculated in accordance with the first two sentences of Section 4.10 of the Pooling and Servicing Agreements. In such event, the parties shall cooperate in good faith to agree upon appropriate forms of subservicing agreements prior to the Closing.

(e) In the event that the Closing shall occur hereunder and, at such time, the BLT Servicing Rights are retained by Seller (and not transferred to Acquiror, the Company or any third party) then until the earlier to occur of (x) 90 days after the Closing and (y) such time as Seller shall agree to transfer the BLT Servicing Rights to a third party (other than Acquiror or the Company), Acquiror shall be entitled, upon obtaining the Rating Agency Confirmations and BLT Trustee Consents (an providing evidence thereof to Seller) and upon not less than 15 days prior written notice to Seller, to require Seller to sell the BLT Servicing Rights (together with related Assets and Assumed Liabilities) to Acquiror or the Company (on the terms as may be mutually agreed) for an aggregate purchase price equal to $20,000,000 (the “BLT Purchase Price”); provided that nothing in this Section 5.13(e) shall preclude Seller from agreeing to sell or selling the BLT Servicing Rights to a third party at any time prior to receipt by Seller of Acquiror’s notice to purchase the BLT Servicing Rights as contemplated by this Section 5.13(e). Any notice delivered by the Acquiror to Seller pursuant to the immediately preceding sentence shall be irrevocable, and any purchase shall occur not more than 15 days following Seller’s receipt of such notice (subject to Seller’s receipt (by wire transfer of immediately available funds) of the BLT Purchase Price at the closing of such sale).

(f) Subject to the satisfaction of the closing conditions set forth in Article VI, the absence of the Rating Agency Confirmations or the BLT Trustee Consents or Seller’s election to not transfer the BLT Servicing Rights shall not affect the parties’ obligations to consummate the Closing.

Section 5.14. Financial Statements.

(a) Seller shall furnish, or cause to be furnished (the “Financial Statements”),

(i) by no later than September 30, 2012 the following financial statements:

(1) audited statements of revenues and direct expenses of the Acquired Business for the year ended December 31, 2011, as described in the Request for Waiver of Financial Statement Requirements of Rule 3-05 of Regulation S-X, dated June 18, 2012 (the “Request for Waiver”); and

(2) audited statements of assets acquired and liabilities assumed as of December 31, 2011, as described in the Request for Waiver; and

(3) unaudited interim period statements of assets acquired and liabilities assumed as of June 30, 2012, and statements of revenues and direct expenses, for the six month period ended June 30, 2012, of the Acquired Business and the corresponding interim period for the prior fiscal year, in each case, as described in the Request for Waiver; and

(ii) if the Closing does not occur on or prior to November 14, 2012, then by no later than the Closing Date, the following financial statements are required to be filed after the Closing by Acquiror pursuant to the applicable rules and regulations of the SEC, unaudited interim period statements of assets acquired and liabilities assumed as of September 30, 2012, and statements of revenues and direct expenses, for the nine month period ended September 30, 2012, of the Acquired Business and the corresponding interim period for the prior fiscal year, in each case, as described in the Request for Waiver.

(b) For each calendar quarter, beginning June 30, 2012 until the Closing, Seller shall furnish or cause to be furnished to Acquiror, for informational purposes only, an unaudited balance sheet of the Acquired Business, prepared in accordance with the Transaction Accounting Principles, for such calendar quarter within 60 days of the end of such calendar quarter (it being agreed that Seller shall have no delivery obligations to Acquiror pursuant to this Section 5.14(b) after the Closing).

(c) Seller shall request the accounting firm that audited the Financial Statements that were audited to provide Acquiror’s parent with a consent to the inclusion of its audit report in any filing with the SEC that Acquiror’s parent may make and to provide, upon request, Acquiror’s parent and any underwriters of its securities with customary “comfort letters” in connection therewith. Seller shall also request that such accounting firm review any unaudited interim statements contained in the Financial Statements to permit inclusion of such statements in Acquiror’s filings with the SEC. Acquiror shall bear all costs and expenses associated with the audit and review of the Financial Statements, the audit report and comfort letters in connection therewith.

Section 5.15. No Negotiations.

(a) Except as otherwise permitted herein, including Section 5.13, Seller agrees that between the date of this Agreement and the Closing, or the earlier termination of this Agreement pursuant to Article VII, Seller shall not, and shall cause its Representatives not to, directly or indirectly solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations or enter into any agreement, other than directly in connection with the Restructuring Transactions, with, any Person (other than Acquiror and its Affiliates) concerning (a) the sale of the Acquired Business (including the Company and the Assets), or (b) any merger, business combination, joint venture or other similar transaction involving the Acquired Business (including the Company and the Assets) (an “Acquisition Proposal”).

(b) Subject to Section 5.13, Seller shall (and shall instruct its Representatives to) immediately end any discussions or negotiations with any Persons conducted before the date of this Agreement with respect to an Acquisition Proposal and use all commercially reasonable efforts to have each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration or proposal of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by Seller or any of its Representatives in connection therewith.

(c) Seller shall not (and shall not permit its Representatives to) amend, waive or terminate, or otherwise release a Person from, any provision of any confidentiality or similar agreement relating to such Person’s consideration or proposal of an Acquisition Proposal without the prior consent of Acquiror.

(d) Following the Closing Date, Seller shall take actions reasonably necessary to enforce and protect its rights (including upon any reasonable request of Acquiror) pursuant to each confidentiality agreement entered into by Seller or its Affiliates with any Person in connection with the sale, or potential sale, of all or a portion of the Acquired Business, to the extent such rights relate to the Acquired Business or any confidential information related thereto. Seller shall promptly notify Acquiror if it becomes aware of any breach of any such confidentiality agreement or if it intends to take any actions in respect of such breach.

Section 5.16. Covenant Not to Assert the Company Intellectual Property. After the Closing Date, Acquiror, on behalf of itself, its Affiliates (including Company) and their successors and assigns, hereby irrevocably and unconditionally covenants not to assert, initiate, file, or otherwise commence anywhere in the world any Action, or participate in or provide support for any such Action, against Seller or its Affiliates, or their successors or assigns or their respective officers, directors, employees, agents, direct or indirect customers, users, licensees, grantees of have made rights, manufactures, direct or indirect suppliers, service providers, distributors, retailers, resellers or contractors for infringement, misappropriation, or other violation of any Intellectual Property rights in or arising from the Company Intellectual Property (but expressly excluding any Action against any of the foregoing for copyright infringement with respect to BP ATLAS or any other Software included in the Assets).

Section 5.17. Employee Matters. With respect to employee matters, the parties have made the agreements and covenants set forth in Exhibit G to this Agreement, which is hereby incorporated into and made a part of this Agreement.

Section 5.18. Tax Matters Agreement. Except as expressly set forth herein, all indemnifications (including, for the avoidance of doubt, in respect of Section 5.12(e)), representations, warranties, covenants and agreements among the parties with respect to Tax matters are set forth in the Tax Matters Agreement.

Section 5.19. Pre-Closing Origination. Prior to the Closing, the sole business conducted by the Company shall be as contemplated by the Restructuring Transactions and the Transaction Agreements.

Section 5.20. Covenant Not to Liquidate the Company. Acquiror shall not liquidate the Company (as determined for U.S. federal income tax purposes) for a period of 18 months after the Closing Date.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants and agreements contained in this Agreement and in the Tax Matters Agreement required to be performed or complied with by Acquiror at or before the Closing shall have been performed or complied with by it in all material respects; and (iii) an appropriate senior officer of Acquiror shall have delivered to Seller a certificate dated as of the Closing Date signed on behalf of Acquiror, confirming the satisfaction of the conditions contained in subsections (i) and (ii) of this Section 6.01(a).

(b) Governmental Approvals. The Acquiror Governmental Consents and Seller Governmental Approvals shall have been obtained without the imposition of any Burdensome Condition.

(c) No Governmental Order. There shall be no Law or Governmental Order in existence that prohibits or restrains: (i) the sale of the Transferred Equity Interests or (ii) in any material respect, the other transactions contemplated by this Agreement or the other Transaction Agreements, and there shall be no Action pending by any Governmental Authority seeking such a Governmental Order.

(d) Ancillary Agreements. Acquiror (and one or more Designated Purchasers, as applicable) shall have executed and delivered to Seller the Ancillary Agreements and each of the other agreements and documents contemplated to be delivered by Acquiror at the Closing pursuant to the provisions of Section 2.07.

(e) Rating Agency Confirmations and BLT Trustee Consents. Either (i) the Rating Agency Confirmations and BLT Trustee Consents shall have been obtained, or (ii) Seller shall have elected not to transfer the BLT Servicing Rights (and related Assumed Liabilities) to the Company pursuant to and in accordance with the provisions of Section 5.13 provided that this condition shall not be applicable and need not be satisfied on and after October 31, 2012.

Section 6.02. Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Acquiror in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i)(A) Each of the representations and warranties of Seller contained in this Agreement (other than those specified in clause (B) below) shall be true and correct as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, without giving any effect to any materiality or Material Adverse Effect qualifier contained therein; provided, that the condition in this clause (i)(A) shall be deemed satisfied unless the effect of all such representations and warranties not being so true and correct on the Closing Date or on such earlier date, taken together, has had or would reasonably be likely to have a Material Adverse Effect; and (B)(1) the representations and warranties of Seller set forth in Sections 3.01 (first, second and fourth sentences only), 3.02 (first sentence only), 3.03, 3.11(b) (second sentence only in respect of the Transferred Equity Interests) and 3.18(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made on the Closing Date, and (2) the representations and warranties of Seller set forth in Section 3.07(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made on the Closing Date other than representations and warranties in such Sections made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants and agreements contained in this Agreement required to be performed or complied with by Seller at or before the Closing shall have been performed or complied with by it in all material respects; and (iii) an appropriate senior officer of Seller shall have delivered to Acquiror a certificate dated as of the Closing Date signed on behalf of Seller, confirming the satisfaction of the conditions contained in subsections (i) and (ii) of this Section 6.02(a).

(b) Governmental Approvals. The Acquiror Governmental Consents and Seller Governmental Consents shall have been obtained without the imposition of any Burdensome Condition.

(c) No Governmental Order. There shall be no Law or Governmental Order in existence that prohibits or restrains: (i) the sale of the Transferred Equity Interests or (ii) in any material respect, the other transactions contemplated by this Agreement or the other Transaction Agreements, and there shall be no Action pending by any Governmental Authority seeking such a Governmental Order.

(d) Ancillary Agreements. Seller and the Company shall have executed and delivered, or caused to be executed and delivered, to Acquiror the Ancillary Agreements and each of the other agreements and documents contemplated to be delivered by Seller at Closing pursuant to the provisions of Section 2.06.

(e) Restructuring Transactions. The Restructuring Transactions shall have been completed in accordance with Section 5.12.

(f) Financial Statements. Seller shall have furnished, or caused to be furnished, to Acquiror the Financial Statements required to be provided by Seller prior to Closing pursuant to Section 5.14.

(g) Rating Agency Confirmations and BLT Trustee Consent. Either (i) the Rating Agency Confirmations and BLT Trustee Consents shall have been obtained, or (ii) Seller shall have elected not to transfer the BLT Servicing Rights (and related Assumed Liabilities) to the Company pursuant to and in accordance with the provisions of Section 5.13 provided that this condition shall not be applicable and need not be satisfied on and after October 31, 2012.

(h) Subservicing Agreements. The Subservicing Agreements shall have been terminated.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Seller and Acquiror;

(b) by Seller, if Acquiror shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Acquiror that would cause any of the conditions set forth in Section 6.01 not to be satisfied, and which breach cannot be cured or has not been cured within 30 calendar days (but not later than by the End Date) after the giving of written notice to Acquiror of such breach; provided, however, that Seller is not then in material breach of this Agreement;

(c) by Acquiror, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller (other than the covenants and agreements set forth in Section 5.14) that would cause any of the conditions set forth in Section 6.02 not to be satisfied, and which breach cannot be cured or has not been cured within 30 calendar days (but not later than by the End Date) after the giving of written notice to Seller of such breach; provided, however, that Acquiror is not then in material breach of this Agreement;

(d) by either Seller or Acquiror if the Closing shall not have occurred by December 31, 2012 (the “End Date”); provided that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(e) by either Seller or Acquiror, if (a) any final, non-appealable Governmental Order preventing the consummation of the transactions contemplated hereby shall be in effect, (b) any applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby, or (c) any consent, waiver, authorization or approval of any Governmental Authority required for consummation of the transactions contemplated hereby is denied by action of the relevant Governmental Authority and all avenues of appeal, if any, have been exhausted.

Section 7.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 7.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and of no further force and effect (except for the provisions of this Section 7.03 and Article IX) and there shall be no liability on the part of any party to this Agreement; provided, however, that nothing in this Agreement shall relieve either Seller or Acquiror from liability for (i) failure to perform the obligations set forth in Section 5.04 or (ii) any knowing and willful breach of this Agreement or willful failure to perform its obligations under this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Indemnification by Seller. (a) From and after the Closing, and subject to the other provisions of this Article VIII, Seller shall indemnify, defend and hold harmless Acquiror and its Affiliates and their respective directors, officers, stockholders, partners, members, employees and agents and their heirs, successors and permitted assigns, each in their capacity as such (collectively, the “Acquiror Indemnified Persons”) against, and reimburse any Acquiror Indemnified Person for, all Losses that such Acquiror Indemnified Person may suffer or incur, or become subject to, directly or indirectly arising out of or resulting from, whether in respect of Third Party Claims, claims between any of the parties hereto, or otherwise:

(i) any failure of any representation or warranty made by Seller in this Agreement (determined with respect to all such representations and warranties other than Excluded Representations without giving effect to any materiality (e.g., “material”, “materiality” or “Material Adverse Effect”)), to be true and correct;

(ii) any breach or failure by Seller to perform any of its covenants or agreements made in this Agreement, or any other instrument, certificate or document delivered by Seller or any of its Affiliates pursuant to this Agreement;

(iii) any Excluded Liabilities of the type described in clauses (i) and (ii) of the definition of Excluded Liabilities or the failure of Seller and its Affiliates (other than the Company) to pay, perform and discharge when due the same;

(iv) (A) any Third Party Claims relating to any Excluded Liabilities not covered in Section 8.01(a)(iii) and (B) any Special Non-Third Party Liability Losses, but in each case, excluding any Loan Liabilities (it being understood that any claims in respect of Loan Liabilities pursuant to this Section 8.01 will be governed solely and exclusively by Sections 8.01(a)(i) and ((v); and

(v) any Loan Liabilities Losses.

(b) Notwithstanding any other provision to the contrary, (i) Seller shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Person for any Losses pursuant to Section 8.01(a)(i) (other than in respect of any breach of the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.11(b), 3.18(a) and 3.20 (the “Seller Fundamental Representations”)) (A) in respect of any Losses from any single claim or series of related claims or claims arising out of the same type of underlying facts, events and circumstances unless such Losses exceed $50,000.00 (each, a “Qualifying Claim”) and (B) until the aggregate amount of the Acquiror Indemnified Persons’ Losses in respect of Qualifying Claims exceeds $3,000,000.00 (the “Deductible Amount”), after which Seller shall only be obligated for such aggregate Losses of the Acquiror Indemnified Persons for Qualifying Claims in excess of the Deductible Amount; provided that the cumulative indemnification obligation of Seller (x) under Section 8.01(a)(i), other than in respect of breaches of any of the Seller Fundamental Representations, shall in no event exceed $300,000,000.00 (the “Cap”) and (y) under Sections 8.01(a)(i), (ii), (iv) and (v), shall in no event exceed the Purchase Price (the amount set forth in (y) being the “Fundamental Cap”). Notwithstanding anything in this Agreement to the contrary, there shall be no limit regarding the amount or duration of Seller’s obligations under Section 8.01(a)(iii).

(c) In connection with any claim for indemnification based upon the breach of a representation and warranty contained in Section 3.18, an indemnifiable Loss and this Section 8.01 will arise only to the extent that the Loss is caused by the facts which constitute a breach of such representation and warranty and not by a deterioration (i) in the creditworthiness of the Obligor or (ii) the value of the underlying real estate collateral based on general economic or market conditions.

(d) For the avoidance of doubt, Seller’s sole obligation to indemnify the Acquiror Indemnified Persons in respect of any Loan Liabilities pursuant to this Section 8.01 shall be solely and exclusively governed by the provisions of Sections 8.01(a)(i) and 8.01(a)(v).

Section 8.02. Indemnification by Acquiror.

(a) From and after the Closing, and subject to the other provisions of this Article VIII, Acquiror shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, stockholders, partners, members, employees and agents and their heirs, successors and permitted assigns, each in their capacity as such (collectively, the “Seller Indemnified Persons”) against, and reimburse any Seller Indemnified Person for, all Losses that such Seller Indemnified Person may suffer or incur, or become subject to, directly or indirectly arising out of or resulting from, whether in respect of Third Party Claims, claims between any of the parties hereto, or otherwise:

(i) any failure of any representation or warranty made by Acquiror in this Agreement (without giving effect to any materiality qualification (e.g., “material” or “materiality”), to be true and correct;

(ii) any breach or failure by Acquiror to perform any of its covenants or agreements made in this Agreement, or any other instrument, certificate or document delivered by Acquiror or any of its Affiliates pursuant to this Agreement;

(iii) any Third Party Claims in respect of Assumed Liabilities; and

(iv) the ownership, operation or conduct of the Acquired Business from and after the Closing (to the extent that Seller is not obligated to indemnify the Acquiror Indemnified Persons therefor pursuant to Section 8.01(a)).

(b) Notwithstanding any other provision to the contrary, (i) Acquiror shall not be required to indemnify, defend or hold harmless any Seller Indemnified Person for any Losses pursuant to Section 8.02(a)(i) (other than in respect of any breach of the representations and warranties contained in Sections 4.01 and 4.08 (the “Acquiror Fundamental Representations”)) (A) in respect of any single claim or series of related claims or claims arising out of the same type of underlying facts, events and circumstances unless such Losses are in respect of Qualifying Claims and (B) until the aggregate amount of the Seller Indemnified Persons’ Losses in respect of Qualifying Claims exceeds the Deductible Amount after which Acquiror shall only be obligated for such aggregate Losses of the Seller Indemnified Persons for Qualifying Claims in excess of the Deductible Amount; provided that the cumulative indemnification obligation of Acquiror (x) under Section 8.02(a)(i), other than in respect of breaches of any of the Acquiror Fundamental Representations, shall in no event exceed the Cap and (y) under Section 8.02(a), shall in no event exceed the Fundamental Cap.

Section 8.03. Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (excluding, for the avoidance of doubt, the Tax Matters Agreement) (the “Indemnified Person”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Person”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Person has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Person, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Person from any of its obligations under this Article VIII unless the Indemnifying Party is materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.01 for such representation, warranty, covenant or agreement.

(b) The Indemnifying Person may assume the defense of the Indemnified Person against any Third Party Claim (including by employing counsel (other than with respect to GE Controlled Claims), who shall be reasonably satisfactory to such Indemnified Person) by providing, within 30 days after delivery of notice of such Third Party Claim, written notice to the Indemnified Person in which the Indemnifying Person shall agree to assume such defense. Until the Indemnifying Person shall have so assumed the defense of the Indemnified Person against such Third Party Claim, the Indemnified Person may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Person, and if such Indemnified Person is entitled to indemnification under this Article VIII, all reasonable legal and other expenses reasonably incurred by the Indemnified Person prior to such assumption shall be borne by the Indemnifying Person. Any Indemnified Person shall have the right to employ separate counsel in any action or claim the defense of which has been assumed by an Indemnifying Person and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Person unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Person or (ii) the representation of the Indemnified Person and the Indemnifying Person by the same counsel would be inappropriate due to an actual or potential conflict of interest (provided that the Indemnifying Person shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Persons in any jurisdiction where such claim is asserted or relevant proceeding is conducted).

(c) The Indemnifying Person shall be authorized to compromise or settle any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) or consent to the entry of any judgment, in each case, without the consent of the Indemnified Person, unless such compromise, settlement, or judgment (A) does not, to the extent that an Indemnified Person may have any liability with respect to such action or claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such Third Party Claim, (B) includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person or (C) involves in any manner any equitable relief against the Indemnified Person, where, in each of cases (A), (B) or (C), the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed) shall be required. The Indemnified Person may not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed with respect to any Third Party Claims other than GE Controlled Claims), or unless the sole relief granted is equitable relief for which the Indemnifying Person would have no liability or to which the Indemnifying Person would not be subject. Notwithstanding the foregoing, if an Indemnified Person determines in good faith that it is reasonably likely that a Third Party Claim, other than a GE Controlled Claim: (i) may materially adversely affect it other than solely as a result of monetary damages for which it could be entitled to indemnification under this Agreement, or (ii) may have a significant and adverse effect upon the conduct of its business or reputation of it or any Affiliate (which shall include any claim based on an Action by a Governmental Authority), the Indemnified Person may, by notice to the Indemnifying Person, assume the right to defend and (subject to the following) compromise or settle such Third Party Claim at the Indemnifying Person’s expense; provided that the Indemnified Person shall regularly coordinate, confer and consult with the Indemnifying Person in connection with the defense of such claim and shall not settle or compromise such Third Party Claim or consent to the entry of any judgment in respect of such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(d) The Indemnifying Person shall take reasonable steps to ensure that the Indemnified Person is kept duly and timely informed with respect to the status of the Third Party Claim and the defense thereof, shall respond to any reasonable queries from the Indemnified Person with respect to the same, and shall, in conducting the defense and investigation of a Third Party Claim, take into account any reasonable requests of the Indemnified Person. After any Third Party Claim has been filed or initiated, the relevant Indemnified Persons and Indemnifying Persons shall make available to the other parties and their attorneys and accountants all pertinent information under their respective control relating to such Third Party Claim which is not privileged, confidential or proprietary in nature or which is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders reasonably satisfactory to such party, and to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such Third Party Claim.

Section 8.04. Exclusive Remedies. Seller and Acquiror acknowledge and agree that, following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of any Seller Indemnified Person and any Acquiror Indemnified Person, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty, covenant or agreement in this Agreement by any party hereto, except (i) in the case of willful misconduct or fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, (ii) with respect to the matters covered by Sections 2.09 through 2.11, or (iii) with respect to matters arising under any Ancillary Agreement or the Tax Matters Agreement for which other remedies or indemnification are provided thereunder.

Section 8.05. Additional Indemnification Provisions.

(a) All indemnifiable Losses incurred in connection with any Transaction Agreement or any other document executed in connection with the Closing shall be offset by any third-party insurance proceeds (net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds) that have actually been recovered by the Indemnified Person in connection with the facts giving rise to the right of indemnification shall be calculated on an After-Tax Basis; provided, however, that neither the Indemnified Person nor his, her or its Affiliates shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article VIII, except in connection with a claim for indemnification based on breach of any representations and warranties in Section 3.18, in which case the Acquiror shall use commercially reasonable efforts to pursue available claims under any applicable title insurance policies. Notwithstanding anything to the contrary herein, Seller shall have no liability to indemnify any Acquiror Indemnified Person with respect to any Liability that is specifically reflected as a liability in the Final Closing Statement solely to the extent of any amount reflected thereunder.

(b) If an Indemnifying Person makes any payment for any Losses suffered or incurred by an Indemnified Person pursuant to the provisions of this Article VIII, such Indemnifying Person shall be subrogated, to the extent of the amount of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits or other claims of the Indemnified Person as against any other Persons with respect to such Losses and with respect to the claim giving rise to such Losses.

Section 8.06. Limitation on Liability. In no event shall any party have any liability to the other (including under this Article VIII) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof), except to the extent awarded in connection with a Third Party Claim. The right of an Indemnified Person to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.07. Mitigation. Any party seeking indemnification under this Article VIII will conduct itself in a reasonable and prudent manner in seeking such indemnification consistent with the manner in which it would conduct itself in the absence of this Article VIII; provided that nothing herein shall limit the obligations of the Indemnified Persons under Law to mitigate damages in respect of any Losses.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. Survival. The representations and warranties of Seller and Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date that is 18 months after the Closing Date, at which time they shall terminate; provided, however, that the Seller Fundamental Representations and Acquiror Fundamental Representations shall survive until the tenth anniversary of the Closing Date, the representations and warranties made in Section 3.13 shall survive until the seventh anniversary of the Closing Date, and the representations and warranties made in Sections 3.18 shall survive until the seventh anniversary of the Closing Date. All covenants and other agreements of the parties contained herein shall survive the Closing until performed. Notwithstanding the foregoing, if written notice of a claim has been given pursuant to Article VIII prior to the expiration of the applicable representations or warranties by the Person seeking indemnification for such claim, then such representations or warranties shall survive as to such claim until such claim has been finally resolved pursuant to such Article VIII. Seller’s obligation to indemnify the Acquiror Indemnified Persons pursuant to Section 8.01(a)(iv) and (v) shall expire on the tenth anniversary of the Closing Date except with respect to claims made prior to such time.

Section 9.02. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred or this Agreement is terminated.

Section 9.03. Notices. Except as otherwise provided herein, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

if to Seller:

General Electric Capital Corporation

901 Main Avenue

Norwalk, CT 06851

Attention: General Counsel – GE Capital Real Estate North America

                         (Project Andie)

Facsimile/Email:        (203) 750-7098 / kevin.korsh@ge.com

with a copy to:

General Electric Capital Corporation

901 Main Avenue

Norwalk, CT 06851

Attention: Senior Transactions Counsel

Facsimile/Email:          (203) 840-6493 / james.waterbury@ge.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:                     Jon-Paul Bernard

Facsimile/Email:          (212) 310-8007/jon-paul.bernard@weil.com

if to Acquiror:

EverBank

501 Riverside Avenue, 12th Floor

Jacksonville, FL 32002

Attention:                     Executive Vice President and General Counsel

Facsimile/Email:          (904) 623-8100/tom.hajda@everbank.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:         Mark J. Menting

Facsimile/Email:          (212) 291-9099/mentingm@sullcrom.com

Attention:                     C. Andrew Gerlach

Facsimile/Email:          (212) 291-9299/gerlacha@sullcrom.com

Section 9.04. Public Announcements. No party to this Agreement or any Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement in a manner inconsistent with the agreed press release or other previously agreed communication plan in respect of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange rules, in which the case the party required to publish such press release or public announcement shall allow, to the extent practicable, the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this

Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.06. Entire Agreement. The Transaction Agreements constitute the entire agreement of Seller and/or its Affiliates, on the one hand, and Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of Seller and/or its Affiliates, on the one hand, and Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by either of the parties hereto (by operation of Law or otherwise) without the prior written consent of the other party; provided that no such assignment shall release Seller or Acquiror from any liability or obligation under this Agreement; provided, further, that this Agreement (including the rights and interests and obligations under this Agreement) may be assigned by Acquiror to any Designated Purchaser provided that no such assignment shall release Acquiror from any Liability or obligation under this Agreement. Any attempted assignment in violation of this Section 9.07 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 9.08. No Third-Party Beneficiaries. Except as provided in Article VIII with respect to Seller Indemnified Persons and Acquiror Indemnified Persons, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement or any other Transaction Agreement, including Article VI and Exhibit G hereto, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of Seller, the Company or the Acquired Business, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement or any other Transaction Agreement.

Section 9.09. Amendment; Waiver.

(a) No provision of this Agreement, including any Exhibits or Schedules hereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. No consent from any Indemnified Person under Article VIII (other than the parties to this Agreement) shall be required in order to amend this Agreement. Any agreement on the part of the parties hereto to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

(b) At any time prior to the Closing, either Seller or the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 9.10. Disclosure Letter. Any matter disclosed in any Section of the Seller Disclosure Letter shall be deemed to be disclosed in any other Section thereof if and to the extent that it is reasonably apparent that such disclosure is applicable to such other Section. Matters reflected in any Section of the Seller Disclosure Letter are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of the Seller Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter.

Section 9.11. Governing Law; Submission to Jurisdiction; Waivers. This Agreement and each other Transaction Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 of the General Obligations Law of the State of New York).

(a) Each of Seller and Acquiror by this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such federal court;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.03; and

(iv) agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 9.12. Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party hereto and that neither party will have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including Seller’s obligation to sell the Transferred Equity Interests to the Acquiror, and the obligations of the Acquiror under this Agreement, including the Acquiror’s obligation to purchase and acquire Transferred Equity Interests from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 9.13. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Schedule and Exhibit are references to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Seller Disclosure Letter, Exhibits and Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in email form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Seller and Acquiror have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (m) references to any

Contract, statute, rule or regulation are to the Contract, statute, rule or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof); and to any section of any statute, rule or regulation include any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.

Section 9.14. Counterparts. This Agreement may be executed in counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of an originally executed counterpart hereof.

Section 9.15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16. Non-Recourse.

(a) No past, present or future director, officer, employee, incorporator, member, partner, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the other Transaction Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

(b) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Acquiror or its Affiliates shall have any liability for any obligations or liabilities of Acquiror under this Agreement or the other Transaction Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ Joseph A. Nellis
Name: Joseph A. Nellis Title: Authorized Signatory

EVERBANK

By	/s/ Thomas A. Hajda
Name: Thomas A. Hajda Title: Executive Vice President, General Counsel and Secretary

EXHIBIT A

DEFINITIONS

“Acquired Business” shall have the meaning set forth in Recital B.

“Acquiror Fundamental Representations” shall have the meaning set forth in Section 8.02(b).

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Governmental Consents” shall have the meaning set forth in Section 4.04.

“Acquiror Indemnified Persons” shall have the meaning set forth in Section 8.01(a).

“Acquiror’s Banker” shall have the meaning set forth in Section 4.08.

“Acquisition Proposal” shall have the meaning set forth in Section 5.15(a).

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Adjustable Mortgage Loan” means any Loan as to which the interest rate on such Loan is adjusted from time to time in accordance with the related Loan Documents.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, Seller shall not be deemed an Affiliate of Acquiror nor, after the Closing, of the Company.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit derived or to be derived by the Indemnified Person or its Affiliates (taking into account, among other relevant factors, the present value of the sum of such benefits with the appropriate tax rate, discount rate and reasonably expected timing of recovery, which the parties shall discuss and negotiate with each other in good faith to reach agreement regarding the appropriate factors to be taken into account)as the result of sustaining such Losses and the amount of such payment shall be increased to take into account any net Tax cost incurred by the recipient thereof as a result of the receipt or accrual of the payment.

“Agreement” means this Stock and Asset Purchase Agreement, dated as of June 29, 2012, between Seller and Acquiror, including the Seller Disclosure Letter and the Exhibits and Schedules, and all amendments to such agreement made in accordance with Section 9.09.

“Ancillary Agreements” means the Transitional Trademark License Agreement and the Transition Services Agreement.

“Assets” means the assets comprising the Origination and Servicing Platform, the BLT Servicing Rights, the Loans, Books and Records, Restructured Company Permits and any and all goodwill associated with the Business as of the Closing Date.

“Assumed Liabilities” shall have the meaning set forth in Section 2.02(b).

“Balance Sheet” shall have the meaning set forth in Section 3.06(a).

“BLT Excess Proceeds” shall have the meaning set forth in Section 5.13(c).

“BLT LLC Interests” means the limited liability company membership interests of Business Loan Trust Funding LLC.

“BLT Purchase Price” shall have the meaning set forth in Section 5.13(c).

“BLT Reimbursement Agreements” means the letter of credit reimbursement agreements set forth in Section 1.01(i) of the Seller Disclosure Letter.

“BLT Residuals” means all retained interests and associated hedging arrangements for the Business Loan Trusts set forth in Section 1.01(i) of the Seller Disclosure Letter.

“BLT Sale Proceeds” shall have the meaning set forth in Section 5.13(c).

“BLT Servicing Rights” means all rights and obligations to service and act as master servicer with respect to the Business Loan Trusts (including the rights to reimbursement of servicer advances, and the rights to accrued but unpaid fees and other costs to master servicer under the Pooling and Servicing Agreements), excluding any Excluded Assets.

“BLT Trustee Consent” means confirmation that the transfer of the BLT Servicing Rights to Acquiror as contemplated by this Agreement (indirectly through the acquisition of the Transferred Equity Interests) is reasonably satisfactory to the Trustee and Depositor under (and as defined in) the Pooling and Servicing Agreements.

“Book Value” in respect of any Assets or Liabilities, means the book value of such Assets or Liabilities as of the Closing, determined in accordance with the Transaction Accounting Principles; provided that in no event shall Book Value include, take into account or otherwise reflect (w) any loan loss reserves or allowances for loss, (x) any FAS 91 assets, or (y) any Loans (or principal or interest in respect thereof).

“Books and Records” means copies of (a) all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) to the extent related to, or maintained in connection with, the Acquired Business, (b) all records and lists to the extent pertaining to the Acquired Business, customers and suppliers, and (c) all product, business and marketing plans maintained by Seller or any Affiliate of Seller to the extent pertaining to the Acquired Business.

“BP ATLAS” means the platform commonly referred to as “BP Atlas”, including all associated Software and Technology, but excluding all Software and Technology identified on Schedule 1.01(i) of the Seller Disclosure Letter.

“Burdensome Condition” shall have the meaning set forth in Section 5.05(a).

“Business” shall have the meaning set forth in Recital A.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall have the meaning set forth in Exhibit G.

“Business Loan Trust” means each of the following: (ii) GE Business Loan Trust 2003-1; (ii) GE Business Loan Trust 2003-2; (iii) GE Business Loan Trust 2004-1; (iv) GE Business Loan Trust 2004-2; (v) GE Business Loan Trust 2005-1; (vii) GE Business Loan Trust 2005-2; (vii) GE Business Loan Trust 2006-1; (viii) GE Business Loan Trust 2006-2; and (ix) GE Business Loan Trust 2007-1.

“Cap” shall have the meaning set forth in Section 8.01(b).

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Closing Notice” shall have the meaning set forth in Section 2.05.

“Closing Purchase Price” shall have the meaning set forth in Section 2.08(a).

“Code” means the United States Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Recital A.

“Company Intellectual Property” means all Intellectual Property that is both (i) owned (or purported to be owned) by Seller or one or more of its Affiliates immediately prior to the Restructuring Transactions and (ii) exclusively used, or held for use, by Seller or the Company in the Business as of the Closing Date. For the avoidance of doubt, “Company Intellectual Property” includes all Intellectual Property in the Assets. For the further avoidance of doubt, “Company Intellectual Property” excludes the GE Name and GE Marks.

“Company Permits” shall have the meaning set forth in Section 3.10(a).

“Company Plans” shall have the meaning set forth in Section 3.15(a).

“Company Shares” shall have the meaning set forth in Section 3.03(a).

“Company Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Software owned by Seller or any of its Affiliates (including the Company) and included in the Assets.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04(a).

“Consultation Period” shall have the meaning set forth in Section 2.09(b).

“Contaminants” shall have the meaning set forth in Section 3.12(i).

“Contracts” means all contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Debt” means financial indebtedness for borrowed money, other than trade accounts payable.

“Deductible Amount” shall have the meaning assigned to such term in Section 8.01(b).

“Depositor” shall have the meaning set forth in the definition of “Pooling and Servicing Agreements”.

“Derivatives and Hedging Agreements” means all derivatives, swaps, hedging instruments and related instruments related to the Business Loan Trusts set forth in Section 1.01(i) of the Seller Disclosure Letter.

“Designated Loan Pool” means (i) the loans listed on the loan tape titled “1Q12 Master data tape_3 9B_for EB_Final_060512.zip” with a March 31, 2012 aggregate outstanding principal loan balance of $3,844,401,409.09 provided by Seller to Acquiror on June 6, 2012, and (ii) single tenant and owner occupied commercial real estate loans to small and middle market businesses in the United States originated by the Business from and after the date hereof and prior to August 15, 2012, up to an aggregate outstanding principal balance of $50,000,000.00. The provisions of Section 5.15 shall apply to the loans in the Designated Loan Pool as if such loans were Assets until August 15, 2012.

“Designated Purchaser” shall have the meaning set forth in Recital D.

“Edison & UFLIC Assets” means the securitized and sold portfolios of small business and middle market loans, equipment loans and leases managed by the Business (and servicing rights related thereto), other than the Business Loan Trusts.

“Employee Plans” shall have the meaning set forth in Section 3.15(a).

“End Date” shall have the meaning set forth in Section 7.01(d).

“Environmental Law” means any Law relating to pollution or protection of the environment or health and safety (as such relate to exposure to Hazardous Materials), including the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Material.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required by a Governmental Authority under any Environmental Law necessary to the operation of the Acquired Business.

“Equity Right” shall have the meaning set forth in Section 3.03(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Estimated Purchase Price” shall have the meaning set forth in Section 2.05.

“Excluded Assets” shall have the meaning set forth in Section 2.02(a).

“Excluded Liabilities” shall have the meaning set forth in Section 2.02(c).

“Excluded Representations” means the representations and warranties in Sections 3.07(b), 3.18(c), 3.18(g) and 3.21.

“Final Closing Statement” shall have the meaning set forth in Section 2.09(c).

“Financial Statements” shall have the meaning set forth in Section 5.14(a).

“Fitch” means Fitch Ratings or its successor in interests.

“Fundamental Cap” shall have the meaning set forth in Section 8.01(b).

“GE Controlled Claims” means any claim for indemnification under Section 8.01(a)(iii).

“General Enforceability Exceptions” will mean (i) limitations on enforcement under any applicable state anti-deficiency or market value limit deficiency legislation, and (ii) limitations on enforcement under bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally (including state Laws affecting the availability of self-help, waiver of notice and other similar extraordinary remedies under the Loan Documents), and by general principles of equity (regardless of whether such enforcement is considered in an Action in equity or at law).

“GE Name and GE Marks” means the names or marks of Seller or any of its Affiliates, including “GE” (in block letters or otherwise), the GE monogram, “General Electric Company” and “General Electric,” either alone or in combination with other words, and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing (either alone or in combination with other words).

“Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award or other legally binding obligation entered by or with any Governmental Authority.

“Hazardous Materials” means (i) petroleum, petroleum products, by-products or breakdown products, radioactive materials, mold, friable asbestos or polychlorinated biphenyls, and (ii) any chemical, material or substance regulated under any Environmental Law including those defined as toxic or as a pollutant, contaminant or waste under any Environmental Law.

“Indemnified Person” shall have the meaning set forth in Section 8.03(a).

“Indemnifying Person” shall have the meaning set forth in Section 8.03(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.09(c).

“Initial Closing Statement” shall have the meaning set forth in Section 2.08(a).

“Instrument of Cancellation” means an instrument, in a form mutually agreed by the parties hereto, pursuant to which (ii) the Company shall cancel and discharge all of the obligations of Seller and its other Affiliates owed to it and (ii) Seller and its Affiliates (other than the Company) shall each cancel and discharge all of the obligations of the Company owed to them.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) copyrightable works, copyrights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (iv) confidential and proprietary information, including trade secrets, processes and know-how, (v) domain names, uniform resource locators and other names and locators associated with the Internet, including registrations thereof and applications therefor, (vi) intellectual property rights arising from or in respect of Software or Technology, and (vii) any rights equivalent or similar to any of the foregoing.

“Interest Rate” means an interest rate per annum equal to the sum of (a) 1%; plus (b) the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of the Persons listed on Section 1.01(ii) of the Seller Disclosure Letter.

“Law” means any U.S. federal, state, local or supra-national or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Leased Real Property” means the real property that is leased, subleased or licensed by, or will be, upon consummation of the Restructuring Transactions, leased, subleased or licensed by the Company and set forth on Section 1.01(i) of the Seller Disclosure Letter.

“Liabilities” means any debt, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description and including all costs and expenses related thereto.

“Liability Allocation Standard” shall have the meaning set forth in Section 2.02(c).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, charge of any kind or similar restriction.

“Loan” means a loan listed on the Loan Schedule.

“Loan Collateral” means any real property, machinery, equipment, fixtures and furnishings, inventory, cash, certificates of deposit, securities, leases, guaranties, indemnities, Contract rights, receivables, letters of credit, assignment of life insurance policies, deposit accounts and all other property, real or personal, tangible or intangible, new or used, securing a Loan.

“Loan Documents” means, with respect to each Loan, the Note, and any Security Instruments related thereto.

“Loan File” means, with respect to each Loan, all documents relating to the origination and servicing of such Loan, including the original Note and any other Loan Documents, third party reports, estoppels, plans and specifications, rent rolls, and records of advances and repayments and all other agreements, correspondence, documents or instruments executed or sent in connection with a Loan, or assigned to the Company as security for such Loan, and all amendments and modifications thereof.

“Loan Liabilities” means all Liabilities relating in any manner to, or arising out of, any loan originated or owned (currently or formerly) by Seller or any of its Affiliates (including the Loans), to the extent arising out of or relating to any period or event occurring prior to Closing unless reflected as a balance sheet liability on the Final Closing Statement and then only to the extent of such balance sheet liability.

“Loan Liabilities Losses” shall mean (i) all Losses that an Acquiror Indemnified Person may suffer or incur, or become subject to, directly or indirectly, arising out of or resulting from or otherwise relating to any Loan Liability caused by any tortious or unlawful conduct of Seller or any of its Affiliates (including so called lender liability) which shall not arise solely as a result of a claim therefor or allegation thereof and (ii) all Losses incurred in connection with the prosecution of the dismissal of Third Party Claims relating to Loan Liabilities against the Company or any of its Affiliates (including Acquiror) based principally on tortious or unlawful conduct of Seller or any of its Affiliates (including so called lender liability), but excluding, in the case of clause (ii) only, claims, counterclaims or defenses asserted by borrowers in the ordinary course in the context of a Loan default or other enforcement action.

“Loan Schedule” means the loan schedule attached hereto as Schedule 1 setting forth as of the date of such schedule (or such later date as Seller and Acquiror may agree) the following information with respect to each Loan: (i) the outstanding principal balance, (ii) the applicable interest rate, (iii) the accrued and unpaid interest, and (iv) the maturity date, as amended from time to time by Acquiror. Notwithstanding anything in this Agreement to the contrary, Acquiror may by written notice to Seller delivered by August 15, 2012, and in its sole discretion, remove a Loan or Loans from the Loan Schedule and such Loan or Loans shall no longer be “Loans” or “Assets” or otherwise subject to this Agreement, provided that notwithstanding the foregoing, Acquiror may only remove Loans (X) having an aggregate outstanding unpaid principal balance of up to $200,000,000.00, if (Y) Acquiror adds a new loan or loans from the Designated Loan Pool to the Loan Schedule as a Loan or Loans hereunder with an aggregate outstanding principal balance equal to the aggregate outstanding principal balance of all Loans so removed. Such added loans shall become Loans for all purposes of this Agreement from and after the date of such addition, subject to the addition by Seller of any corresponding disclosures in the Seller Disclosure Letter and representations and warranties of Seller in respect of such Loan agreed to by the Acquiror as a condition to the addition, in each case, made as of the date of the addition of the Loan. The parties shall reflect any such removal and addition in a written agreement consistent with the foregoing.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations, Taxes (including a loss or decrease in the amount of a deduction with respect to an Asset) and claims of any kind (including any Action brought by any Governmental Authority or other Person and including reasonable attorneys’ fees and disbursements).

“Master Servicer” shall mean the Person designated as the “Master Servicer” under the Pooling and Servicing Agreements.

“Master Servicing Fee Rate” shall have the meaning assigned to such term under the Pooling and Servicing Agreements.

“Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects (a) is or is reasonably likely to be material and adverse to the business, condition (financial or otherwise), properties or assets, liabilities or results of operations of the Acquired Business, taken as a whole; provided, however, that any circumstance, change or effect arising out of, resulting from or attributable to (A) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or (iii) any of the industries generally in which the Acquired Business operates, (B) the negotiation, execution or the announcement (including announcement of the identity of the Acquiror) of the transactions contemplated by this Agreement and the other Transaction Agreements, (C) any changes in applicable Law or U.S. GAAP or the enforcement or interpretation thereof after the date hereof, (D) any action taken or not taken by Seller or any of its Affiliates at the prior written request or consent of Acquiror, (E) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions or (F) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided, further, however, that with respect to subsections (A), (C) and (E) hereof, such matter does not have a disproportionately adverse effect on the Acquired Business relative to other providers of products and services that are substantially similar to those provided by the Acquired Business; or (b) would materially impair the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in a timely manner.

“Material Contract” means any Contract that:

(i) contains a legal obligation to make payments in respect of or relating to the Acquired Business, or that shall or are projected to result in proceeds to the Acquired Business or the Company in an aggregate amount that exceed $100,000 in the 2012 fiscal year or any subsequent year;

(ii) restricts or limits the conduct or activities of the Acquired Business or the Company or their ability to compete with other entities, market any product, solicit employees or customers in any geographic area, in each case, that would be applicable to the Company from and after the Closing;

(iii) provides for “exclusivity” or any similar requirements in favor of any Person that would be applicable to the Company from and after the Closing;

(iv) relates to the future disposition (including restrictions on transfer or rights of first refusal) or acquisition of any interest in any material business enterprise, and all contracts relating to the future disposition of a material portion of the Assets, other than (x) in connection with the Restructuring Transactions or (y) any investments to be acquired or disposed of in the ordinary course of business consistent with past practice;

(v) constitutes a license to any Intellectual Property, Software or Technology that is material to and exclusively used in the conduct of the Acquired Business, other than “off-the-shelf shrink-wrapped” Intellectual Property, Software or Technology;

(vi) that relates to the leasing of any Leased Real Property;

(vii) is a Pooling and Servicing Agreement;

(viii) is a joint venture, strategic alliance, partnership or similar Contract, in each case, that would be applicable to the Company from and after the Closing;

(ix) is an employment (including an offer letter containing a compensation guaranty), severance, retention, bonus, deferred compensation, change of control agreement, consulting agreement or similar agreement that is (A) with any Business Employee receiving annual compensation of $100,000.00 or (B) not terminable at will upon 60 days’ or less notice and without any financial obligation less than $100,000.00; or

(x) is any Contract (A) for the settlement of any Action entered into since January 1, 2006 that required or requires the payment of monetary damages in aggregate amounts greater than $100,000.00 or (B) provides for indemnification of material liabilities;

provided, however, that in no event shall any of the documents, instruments or agreements relating to or governing the terms of any Loan (including any Loan Document), be deemed to constitute a Material Contract.

“Moody’s” means Moody’s Investors Service, Inc. or its successor in interest.

“Mortgaged Property” means, with respect to each Loan, any real property (excluding personal property covered by a Security Instrument other than a mortgage) securing such Loan.

“Mortgage” means, with respect to each Loan, the mortgage, deed of trust, security deed (deed to secure debt), or other instrument creating a lien on a fee simple or leasehold estate in real property and securing a Note.

“Mortgage Interest Rate” means, with respect to each Loan, the nominal rate per annum at which interest accrues on such Loan.

“Newly Originated Loans” means all loans closed and funded by the Business between January 1, 2012, and the Closing.

“Note” means the original executed promissory note evidencing the indebtedness of an Obligor under a Loan, together with the original of any allonge, rider, addendum or amendment thereto and any assignments thereof, and all amendments and modifications thereof.

“Notice of Disagreement” shall have the meaning set forth in Section 2.09(a).

“Obligor” means a borrower, mortgagor, grantor under a deed of trust, guarantor or indemnitor under a Loan, as applicable, or other Person who owes payments or provides security under a Loan.

“Open Source” means Software that is distributed under any license approved as an open source license by the Open Source Initiative (opensource.org) or any variant or derivative thereof.

“Origination and Servicing Platform” means the assets, rights, liabilities and obligations used by or Related to the Business with respect to the origination and servicing of the Loans set forth on Schedule 2 hereto as well as the rights to the proprietary Software used exclusively in the Business, including BP ATLAS, and specifically excludes any Excluded Assets.

“Outstanding Balance Amount” means the sum of (x) the aggregate outstanding unpaid principal balance in respect of all Loans reflected on the Loan Schedule, plus (y) the aggregate amount of accrued but unpaid interest in respect of the Loans reflected on the Loan Schedule, in each case determined as of 11:59 p.m. on the Closing Date.

“Permits” means all governmental qualifications, registrations, filings, certificates, privileges, franchises, licenses, permits, approvals or authorizations.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances, which would not reasonably be expected to impair in any material respect the continued use and operations of the Assets to which they relate in the conduct of the Acquired Business as presently conducted (or as presently conducted assuming that the Restructuring Transactions have been completed immediately prior to the date hereof); (e) Liens not created by Seller or the Company that affect the underlying fee interest of any Leased Real Property; and (f) licenses of Intellectual Property granted in the ordinary course of business consistent with past practice.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personally Identifiable Information” means any information that specifically identifies any employee, contractor, or other third party who has provided information to Seller or any of its Affiliates (including the Company) in connection with the conduct of the Acquired Business, whether a living or dead individual person, including (i) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers, and (ii) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution.

“Pipeline Commitment” means any obligation or other commitment of the Acquired Business to fund a loan, to the extent such obligation or other commitment is not closed and funded prior to the Closing.

“Pooling and Servicing Agreements” means, in each case as the same may have been amended, supplemented or modified: (i) the Pooling and Servicing Agreement, dated as of April 25, 2003, among Business Loan Trust Funding, LLC (“Depositor”), Seller and Wells Fargo Bank Minnesota, National Association (“Wells Fargo Minnesota”), (ii) the Pooling and Servicing Agreement, dated as of October 24, 2003, among the Depositor, Seller and Wells Fargo Minnesota, (iii) the Pooling and Servicing Agreement, dated as of April 23, 2004, among the Depositor, Seller and Wells Fargo Bank, N.A. (“Wells Fargo”), (iv) the Pooling and Servicing Agreement, dated as of October 22, 2004, among the Depositor, Seller and Wells Fargo, (v) the Pooling and Servicing Agreement, dated as of April 29, 2005, among the Depositor, Seller and Wells Fargo, (vi) the Pooling and Servicing Agreement, dated as of October 28, 2005, among the Depositor, Seller and Wells Fargo, (vii) the Pooling and Servicing Agreement, dated as of May 5, 2006, among the Depositor, Seller and Wells Fargo, (viii) the Pooling and Servicing Agreement, dated as of October 6, 2006, among the Depositor, Seller and Wells Fargo and (ix) the Pooling and Servicing Agreement, dated as of April 6, 2007, among the Depositor, Seller and Wells Fargo.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.10.

“Purchase Price” shall have the meaning set forth in Section 2.04.

“Qualifying Claim” shall have the meaning set forth in Section 8.01(b).

“Rating Agencies” means Moody’s, S&P and Fitch.

“Rating Agency Confirmations” means the written confirmation (which may include a public announcement) from the Rating Agencies required by the Pooling and Servicing Agreements that the transfer of the BLT Servicing Rights as contemplated by this Agreement will not result in the downgrade, qualification or withdrawal of the then-current ratings of the rated trust certificates issued by the Business Loan Trusts, or such other evidence of such confirmations as shall be reasonably acceptable to Seller and Acquiror.

“Real Property Leases” means all leases, subleases and other similar agreements for the Leased Real Property under which the Company is, or, upon the consummation of the Restructuring Transactions, will be a lessee, sublessee or licensee, including all amendments thereto.

“Registered Company Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries and used in connection with the Acquired Business.

“Registered Intellectual Property” means all trademark registrations, trademark applications, copyright registrations, applications for copyright registration, domain name registrations, issued patents and patent applications (including, without limitation, all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights).

“Regulatory Documents” shall have the meaning set forth in Section 3.22(a).

“Regulation S-X” promulgated under the Securities Act.

“Related to the Business” means (i) required for or used in, or (ii) arising, directly or indirectly, out of the operation or conduct of, the Acquired Business as conducted by the Seller or any Affiliate of Seller (including the Company).

“Representative” of a Person means any Affiliate, director, officer, employee, advisor, agent, consultant, attorney, accountant, investment banker or other representative of such Person.

“Request for Waiver” shall have the meaning set forth in Section 5.14(a)(1).

“Restructure Company Permits” shall have the meaning set forth in Section 3.10(b).

“Restructuring Transactions” shall have the meaning set forth in Section 5.12(a).

“Retained Assets” means all loans other than the Loans on the Loan Schedule as of the time of Closing (which loans include, for the avoidance of doubt, the Newly Originated Loans), financing receivables relating to agricultural leases, foreclosed property and owned real property, intercompany assets and certain other receivables that are not associated with or related to the Acquired Business.

“Review Period” shall have the meaning set forth in Section 2.08(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor in interest.

“SEC” shall have the meaning set forth in Section 3.06(c)..

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Security Instruments” means, with respect to each Loan, any loan agreement, subordination or intercreditor agreement, mortgage, deed of trust, assignment of leases and rents, security agreement, promissory note, guaranty, letter of credit, bonds, assignment of life insurance policies, assignment of deposit accounts, title insurance policy and casualty insurance policy, in each case, whether printed or in electronic format.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by Seller to Acquiror and which forms a part of this Agreement.

“Seller Fundamental Representations” shall have the meaning set forth in Section 8.01(b).

“Seller Governmental Consents” shall have the meaning set forth in Section 3.05.

“Seller Indemnified Persons” shall have the meaning set forth in Section 8.02(a).

“Seller Plans” shall the meaning set forth in Section 3.15(a).

“Servicing Agreement” shall have the meaning set forth in Section 3.19(a).

“Software” means any and all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise); (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Specified Permits” shall have the meaning set forth in Section 5.05(f).

“Special Non-Third Party Liability Losses” means all Losses that a party hereto may suffer or incur, or become subject to, directly or indirectly, arising out of or resulting from or otherwise relating to any inquiry, formal or informal governmental investigation, subpoena or administrative or similar proceeding directly or indirectly arising out of or resulting from any Excluded Liability not covered by Section 8.01(a)(iii).

“Statement of Estimated Purchase Price” shall have the meaning set forth in Section 2.05(a).

“Subservicing Agreement” shall have the meaning set forth in Section 3.19(a).

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Systems” shall have the meaning set forth in Section 3.12(k).

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles, unclaimed property or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) including any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary, or affiliated group or (ii) a contractual obligation to indemnify any person or other entity, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Matters Agreement” shall have the meaning set forth in Recital E.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Governmental Authority relating to Taxes.

“Technology” shall mean, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media information and materials not generally known to the public, including trade secrets and other, confidential and proprietary information, and other similar information and materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology.

“Third Party Claim” shall have the meaning set forth in Section 8.03(a).

“Total FMV” shall have the meaning set forth in Section 5.12(e)(i).

“Transaction Accounting Principles” means U.S. GAAP, applied in a manner consistent with past practice of Seller (with respect to the Acquired Business), subject to the exceptions and clarifications set forth on Schedule 3 hereto.

“Transaction Agreements” means this Agreement, the Tax Matters Agreement and each of the Ancillary Agreements.

“Transferred Equity Interests” shall have the meaning set forth in Recital D.

“Transferred Employee” shall have the meaning set forth in Exhibit G.

“Transferred Servicing” shall have the meaning set forth in Section 5.12(a).

“Transition Services Agreement” means a transition services agreement attached hereto as Exhibit F.

“Transitional Trademark License Agreement” shall have the meaning set forth in Section 5.09(a).

“U.S. GAAP” means the generally accepted accounting principles used in the United States.

“Utah Bank Assets” means all assets, properties, rights, duties or obligations of GE Capital Financial Inc.

“Wells Fargo” shall have the meaning set forth in the definition of “Pooling and Servicing Agreements”.

“Wells Fargo Minnesota” shall have the meaning set forth in the definition of “Pooling and Servicing Agreements”.